UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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KORN FERRY®

Executive Search | HayGroup | Futurestep

NOTICE OF 2017 ANNUAL STOCKHOLDERS’ MEETING

AND PROXY STATEMENT

September 27, 2017
8:00 a.m. Pacific Time
InterContinental
2151 Avenue of the Stars
Los Angeles, CA 90067

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DEAR FELLOW SHAREHOLDERS

Thank you for your investment in Korn Ferry and for the trust you have placed in our Board to help oversee and facilitate Korn Ferry’s long-term success.

Fiscal 2017 Accomplishments

Against a backdrop of uncertain macroeconomic and geopolitical factors, Korn Ferry achieved yet another year of strong financial performance and continued to make progress on our strategic objectives. We are proud of these results, which include:

•	Generated record fee revenue of $1.57 billion, representing a 21% increase year over year including organic growth and the Hay Group acquisition;

•	Returned $52.1 million to shareholders ($28.8 million through share repurchases and $23.3 million in quarterly dividends in FY 17);

•	Named #1 Best Executive Recruitment Firm in North America by Forbes Magazine (2017); and

•	Named #1 Recruitment Process Outsourcing Firm by HRO Magazine (2016).

Leading Corporate Governance Practices

Complementing our financial performance is our Company’s commitment to corporate governance, including:

•	Majority voting for directors in uncontested elections;

•	Declassified Board with annual election of directors;

•	Independent Chair and independent Board members (except for CEO);

•	Regular engagement with shareholders;

•	Board diversity; and

•	This year’s proxy proposals to eliminate the supermajority voting standards in our Restated Certificate of Incorporation.

Commitment to Shareholder Engagement

In the past few years, the Company has stressed the importance of shareholder communication, with the Company increasing its outreach to its shareholders as a result. As part of those efforts, we sought feedback from our shareholders about the issues that mattered most to them. In 2015, we redesigned our proxy statement to address the issues we heard in that outreach, and to provide more meaningful and transparent disclosure regarding our compensation and corporate governance practices, including our Governance Insights section of the proxy statement discussing Board Committee priorities. We have received positive feedback from our shareholders to such enhancements and were even awarded 2016 Proxy of the Year (small to mid-cap) by Corporate Secretary Magazine.

Board Composition: Ongoing Commitment to Board Diversity

Our Board is composed of individuals whose skills and experiences permit them to make significant contributions to the Company and represent the long-term interest of our shareholders. It is critical that our Board include diverse perspectives, and a mix of skills, backgrounds, and industry experiences. To achieve and maintain such diversity, we periodically refresh the composition of our Board by appointing new members. Since 2012, we have elected five new directors to our Board, each with diverse skills, backgrounds and experiences. We are proud of the diversity of our directors and will continue our efforts to assemble an exceptional Board.

The commentary above is only a snap shot of the Company’s Fiscal 2017 achievements, but we believe these achievements are representative of our commitment and progress. We strongly encourage each of our shareholders to review this proxy statement, vote promptly and convey their views.

On behalf of our Board, Senior Management and the Company, thank you for being a Korn Ferry shareholder.

Sincerely,

George Shaheen,
Chair of the Board
August [____], 2017
Korn/Ferry International
1900 Avenue of the Stars,
Suite 2600
Los Angles, CA 90067
(310) 552-1834

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NOTICE OF 2017 ANNUAL MEETING

MEETING INFORMATION

Date: September 27, 2017

Time: 8:00 a.m. Pacific Time

Location: InterContinental, 2151 Avenue of the Stars, Los Angeles, CA 90067

Record Date: August 4, 2017

MEETING AGENDA

To the Stockholders:

On September 27, 2017, Korn/Ferry International (the “Company”, “Korn Ferry”, “we”, “its” and “our”) will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) at the InterContinental located at 2151 Avenue of the Stars, Los Angeles, California 90067. The Annual Meeting will begin at 8:00 a.m. Pacific Time.

Only stockholders who owned our common stock as of the close of business on August 4, 2017 (the “Record Date”) can vote at the Annual Meeting or any adjournments or postponements thereof. The purposes of the Annual Meeting are to:

1.	Elect the eight directors nominated by our Board of Directors and named in the Proxy Statement accompanying this notice to serve on the Board of Directors until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Vote on a non-binding advisory resolution to approve the Company’s executive compensation;

3.	Vote on a non-binding advisory resolution on the frequency of future advisory votes to approve the Company’s executive compensation;

4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year;

5.	Approve amendments to our Restated Certificate of Incorporation to (a) remove the supermajority voting standard for future amendments to our Bylaws approved by our stockholders and (b) remove the supermajority voting standard to amend action by written consent right; and

6.	Transact any other business that may be properly presented at the Annual Meeting.

RECOMMENDATION OF THE BOARD

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, FOR A “ONE YEAR” FREQUENCY TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION, AND “FOR” EACH OF THE OTHER ABOVE PROPOSALS.

Please read the proxy materials carefully.

Your vote is important and we appreciate your cooperation in considering and acting on the matters presented. See pages 67 - 69 for a description of the ways by which you may cast your vote on the matters being considered at the Annual Meeting.

August [     ], 2017
Los Angeles, California
By Order of the Board of Directors,

Jonathan Kuai
General Counsel and Corporate Secretary

The Proxy Statement and accompanying Annual Report to Stockholders are available at www.proxyvote.com.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Annual Meeting of Stockholders (page 67)

Date and Time: September 27, 2017 at 8:00 a.m. Pacific Time.

Place: InterContinental, 2151 Avenue of the Stars, Los Angeles, California 90067.

Admission: To be admitted to the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) you must present valid photo identification and, if your shares are held by a bank, broker or other nominee, proof of beneficial ownership of the shares.

Eligibility to Vote: You can vote if you were a holder of Korn Ferry’s common stock at the close of business on August 4, 2017.

Voting Matters (page 67)
1	Election of Directors Page Reference (for more detail) page 8	Board Vote Recommendation FOR each Director Nominee

2	Advisory Resolution to Approve Executive Compensation Page Reference (for more detail) page 24	Board Vote Recommendation FOR

3	Advisory Resolution on the Frequency of Future Advisory Votes to Approve Executive Compensation Page Reference (for more detail) page 25	Board Vote Recommendation ONE YEAR

4	Ratification of Independent Registered Public Accounting Firm Page Reference (for more detail) page 56	Board Vote Recommendation FOR

5A	Amendment to Restated Certificate of Incorporation to Remove Supermajority Voting Standard for Future Amendments to our Bylaws Approved by our Stockholders
	Page Reference (for more detail) pages 62 - 63	Board Vote Recommendation FOR
5B	Amendment to Restated Certificate of Incorporation to Remove Supermajority Voting Standard to Amend Action by Written Consent Right Page Reference (for more detail) page 63	Board Vote Recommendation FOR

How to Cast Your Vote (pages 67 - 69)

On or about August [    ], 2017, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our common stock as of August 4, 2017, other than those stockholders who previously requested electronic or paper delivery of communications from us.

Stockholders of record can vote by any of the following methods:

Via telephone by calling 1-800-690-6903;

Via Internet by visiting www.proxyvote.com;

Via mail (if you received your proxy materials by mail) by signing, dating and mailing the enclosed proxy card; or

In person, at the Annual Meeting. You must present valid photo identification to be admitted to the Annual Meeting.

•	If you vote via telephone or the Internet, you must vote no later than 11:59 p.m. Eastern time on September 26, 2017. If you return a proxy card by mail, it must be received before the polls close at the Annual Meeting.

•	If your shares are held in the name of a bank, broker or other nominee, you must follow the voting instructions provided to you by your bank, broker or nominee in order for your shares to be voted.

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BUSINESS HIGHLIGHTS FOR FISCAL YEAR 2017

Generated record fee revenue of $1.57 billion, representing a 21% increase year over year including organic growth and the Hay Group acquisition

19% Share Price Appreciation in FY 17*

* Comparison of closing price on last trading day of FY 17 v FY 16

#1 Best Executive Recruitment Firm in North America by Forbes Magazine (2017)	#1 Recruitment Process Outsourcing Firm by HRO Magazine (2016)

Governance of the Company (page 15)

▼	▼	▼	▼
Board Structure	Committees and Attendance	Stockholder Engagement	Recent Corporate
• Independent Chair of the Board. • 7 of the 8 Directors on the Board are Independent. • Independent Directors Meet in Regular Executive Sessions.	• Independent Audit, Compensation and Nominating Committees. • All Directors Attended at Least 75% of Board and Their Respective Committee Meetings.

•  Stockholder Communication Process for Communicating with the Board.

•  This year’s proxy statement includes proposals to amend the Company’s Restated Certificate of Incorporation to remove the supermajority voting standards.

Governance Enhancements
• Replaced Classified Board Structure with Annual Director Elections. • Implemented Majority Voting in Uncontested Elections.

Governance Insights (pages 15, 33, and 58)

Each of the Company’s standing Board committees is committed to staying abreast of the latest issues impacting good corporate governance. The Company has included three sets of Questions & Answers (“Q&As”), one with the chair of each of the Company’s standing committees. These Q&As are meant to provide stockholders with insight into committee-level priorities and perspectives on Board diversity, pay alignment and retention, and oversight of the adoption of the new revenue recognition standard.

AGE	DIRECTOR TENURE	DIRECTOR INDEPENDENCE

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BOARD NOMINEES (PAGES 11 - 14)

Doyle N. BENEBY Director	Gary D. BURNISON Director and President/CEO, of Korn Ferry	William R. FLOYD Director	Christina A. GOLD Director

Age: 57

Director Since: 2015

Independent: Yes

Committee Memberships:

•   Nominating and Corporate Governance

•   Compensation and Personnel

Experience/Qualification:

•   Former CEO of New Generation Power International.

•   Former President and CEO of CPS Energy.

•   Brings extensive executive management experience in the energy industry.

Age: 56

Director Since: 2007

Independent: No

Committee Memberships: – Experience/Qualification:

•   President and CEO of the Company.

•   Brings in-depth knowledge of the Company’s business, operations, employees and strategic opportunities.

Age: 72

Director Since: 2012

Independent: Yes

Committee Memberships:

•   Audit

•   Compensation and Personnel

Experience/Qualification:

•   Former Chairman of the Board of Buffet Holdings, Inc.

•   Brings extensive executive management experience in the service industry.

Age: 69

Director Since: 2014

Independent: Yes

Committee Memberships:

•   Nominating and Corporate Governance (Chair)

•   Compensation and Personnel

Experience/Qualification:

•   Former President, CEO and Director of The Western Union Company.

•   Brings executive management and board experience.

Jerry P. LEAMON Director	Angel R. MARTINEZ Director	Debra J. PERRY Director	George T. SHAHEEN Director and Non-Executive Chair of the Board of Korn Ferry

Age: 66

Director Since: 2012

Independent: Yes

Committee Memberships:

•   Compensation and Personnel (Chair)

•   Audit

Experience/Qualification:

•   Former Global Managing Director of Deloitte & Touche.

•   Brings financial accounting expertise and extensive global professional services experience.

Age: 62

Director Since: 2017

Independent: Yes

Committee Memberships: – Experience/Qualification:

•   Current Non-Executive Chairman of the Board of Directors of, and Former President and CEO of, Deckers Outdoor Corporation.

•   Brings executive management, product, and marketing experience.

Age: 66

Director Since: 2008

Independent: Yes

Committee Memberships:

•   Audit (Chair)

•   Nominating and Corporate Governance

Experience/Qualification:

•   Former senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc.

•   Brings executive management, corporate governance, finance and analytical expertise and board and committee experience.

Age: 73

Director Since: 2009

Independent: Yes

Committee Memberships: – Experience/Qualification:

•   Chair of the Board of the Company.

•   Brings executive management, consulting, board and advisory experience.

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2017 Executive Compensation Summary (page 41)*

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary D. Burnison, President and Chief Executive Officer	910,000	—	1,787,537	1,267,630	7,979	53,462	4,026,608
Robert P. Rozek, Executive Vice-President, Chief Financial Officer and Chief Corporate Officer	575,000	—	856,534	800,975	—	27,711	2,260,220
Byrne Mulrooney, Chief Executive Officer of Korn/Ferry International Futurestep, Inc.	450,000	—	1,489,630	750,000	—	22,862	2,712,492
Mark Arian, Chief Executive Officer of Korn/Ferry Hay Group	37,500	—	399,960	—	—	541	438,001
Stephen Kaye, Former Chief Executive Officer of Korn/Ferry Hay Group	450,000	437,500	117,512	—	—	10,348	1,015,360

* See footnote disclosure to table on pages 41 - 42.

2017 Executive Total Compensation Mix (page 30)

CEO COMPENSATION MIX*	OTHER NEO COMPENSATION MIX*

*	Equity awards based upon grant date value. Excludes Mr. Kaye, whose employment terminated during the fiscal year and Mr. Arian, who joined the Company in the fourth quarter of fiscal 2017.

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Compensation Process Highlights (pages 19 and 29 - 31)

•	Our Compensation and Personnel Committee receives advice from its independent compensation consultant.

•	We review total direct compensation and the mix of the compensation components for the named executive officers relative to our peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global people and organizational advisory firm.

Elements of Compensation (pages 32 - 40)

Element	Purpose	Determination
Base Salary	Compensate for services rendered during the fiscal year and provide sufficient fixed cash income for retention and recruiting purposes.	Reviewed on an annual basis by the Compensation and Personnel Committee taking into account competitive data from our peer group, input from our compensation consultant and the executive’s individual performance.
Annual Cash Incentives	Motivate and reward named executive officers for achieving financial and strategy execution goals over a one-year period.	Determined by the Compensation and Personnel Committee based upon performance goals, strategic objectives, competitive data and individual performance.
Long-Term Incentives	Align the named executive officers’ interests with those of stockholders, encourage the achievement of the long-term goals of the Company and motivate and retain top talent.	Determined by the Compensation and Personnel Committee based upon a number of factors including competitive data, total overall compensation provided to each named executive officer and historic grants.

Best Practices (page 29)

Our Board has adopted a clawback policy applicable to all cash incentive payments and performance-based equity awards granted to executive officers.

Our named executive officers are not entitled to any “single trigger” equity acceleration in connection with a change in control.

We have adopted policies prohibiting hedging, speculative trading or pledging of Company stock.

All named executive officers are required to own three times their annual base salary in Company common stock.

We do not provide excise tax gross-ups to any of our executive officers.

Corporate Secretary Magazine recognized Korn Ferry for “Best Proxy Statement (small to mid-cap)” for 2016.

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01

GOVERNANCE

2017 Proxy Statement	7

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Proposal No. 1

ELECTION OF DIRECTORS

Our stockholders will be asked to consider eight nominees for election to our Board of Directors to serve for a one-year term until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the eight nominees for director and their current position with the Company are set forth below. Detailed biographical information regarding each of these nominees is provided in this Proxy Statement under the heading “The Board of Directors.” All of the nominees, with the exception of Mr.  Burnison, have been determined by the Board to be independent under the rules of The New York Stock Exchange (the “NYSE”). Our Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.

All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. The Company did not receive any stockholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

Name	Position with Korn Ferry
Doyle N. Beneby	Director
Gary D. Burnison	Director and Chief Executive Officer
William R. Floyd	Director
Christina A. Gold	Director
Jerry P. Leamon	Director
Angel R. Martinez	Director
Debra J. Perry	Director
George T. Shaheen	Director and Non-Executive Chair of the Board

REQUIRED VOTE

In uncontested elections, directors are elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such nominee than the shares voted “against” such nominee. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Company’s Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results were certified, the Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale behind it.

In a contested election—a circumstance we do not anticipate at the Annual Meeting—director are elected by a plurality vote.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

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THE BOARD OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides that the number of directors shall not be fewer than eight nor more than fifteen, with the exact number of directors within such limits to be determined by the Board. Currently, the Board is comprised of eight directors. Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors until the 2018 Annual Meeting of Stockholders or their earlier resignation or removal:

Doyle N. Beneby	Jerry P. Leamon
Gary D. Burnison	Angel R. Martinez
William R. Floyd	Debra J. Perry
Christina A. Gold	George T. Shaheen

Each of the named nominees are independent under the NYSE rules, except for Mr.  Burnison. If reelected, Mr.  Shaheen will continue to serve as the Company’s independent Non-Executive Chair of the Board.

The Board held five meetings during fiscal year 2017. Each of the directors who were on the Board at the time attended at least 75% of the Board meetings and the meetings of committees of which they were members in fiscal 2017. Directors are expected to attend each annual meeting of stockholders. All directors then serving attended the 2016 Annual Meeting of Stockholders in person.

DIRECTOR QUALIFICATIONS

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the full Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines, include:

•	a reputation for integrity,

•	honesty and adherence to high ethical standards,

•	strong management experience,

•	current knowledge and contact in the Company’s industry or other industries relevant to the Company’s business,

•	the ability to commit sufficient time and attention to Board and Committee activities, and

•	the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial, diverse and responsive to the needs of the Company.

The Nominating and Corporate Governance Committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Nominating and Corporate Governance Committee does believe it is essential that Board members represent diverse viewpoints and backgrounds. The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee takes into account a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board.

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SNAPSHOT OF DIRECTOR NOMINEES

Doyle N. BENEBY	Gary D. BURNISON	William R. FLOYD	Christina A. GOLD	Jerry P. LEAMON	Angel R. MARTINEZ	Debra J. PERRY	George T. SHAHEEN

All director nominees possess:

• Relevant Senior Executive / CEO Experience • Innovative Thinking • Knowledge of Corporate Governance Practices				• High Ethical Standards • Appreciation of Diverse Cultures and Backgrounds

BOARD DIVERSITY

The Board and Company are focused on ensuring the Board reflects a wide range of backgrounds, experiences and cultures. Fifty percent of our director nominees are women or racially diverse individuals.

BOARD DIVERSITY

DIRECTOR TENURE

The Company believes that a variety of tenures on our Board helps to provide an effective mix of deep knowledge and new perspectives. The current tenure of our Board is as follows:

DIRECTOR TENURE

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The biographies below set forth information about each of the nominees for director, including each such person’s specific experience, qualifications, attributes and skills that led our Board to conclude that such nominee/director should serve on our Board. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under “Corporate Governance—Board Committees—Nominating and Corporate Governance Committee”.

BACKGROUND INFORMATION REGARDING DIRECTOR

NOMINEES

Doyle N. BENEBY Director Since: 2015 Former Chief Executive Officer – CPS Energy Age: 57

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Previously served in a multitude of senior leadership positions, including as former Chief Executive Officer of New Generation Power International, as President and Chief Executive Officer of CPS Energy, and various leadership roles at PECO Energy and Exelon Power, where he served as President.

Broad Energy Industry Experience: Over 30 years of experience in the energy industry, with expertise in many facets of the electric & gas utility industry.

Other Directorships: Capital Power Corporation, Quanta Services, University of Texas Energy Institute, Argonne National Laboratory and University of Miami (Trustee).

Mr.  Beneby is currently an independent consultant. Mr.  Beneby served as Chief Executive Officer of New Generation Power International, a start-up international renewable energy company, based in Chicago, Illinois, from November 2015 until May 2016. Prior to that, Mr.  Beneby served as President and Chief Executive Officer of CPS Energy, the largest municipal electric and gas utility in the nation, from July 2010 to November 2015. Prior to joining CPS Energy, Mr.  Beneby served at Exelon Corporation from 2003 to 2010 in various roles, most recently, as President of Exelon Power and Senior Vice President of Exelon Generation from 2009 to 2010. From 2008 to 2009, Mr.  Beneby served as Vice President, Generation Operations for Exelon Power. From 2005 to 2008, Mr.  Beneby served as Vice President, Electric Operations for PECO Energy, a subsidiary of Exelon Corporation. Mr.  Beneby serves on the boards of numerous energy industry organizations such as Capital Power Corporation, Argonne National Laboratory, Keystone Center & Energy Board (Trustee) and University of Texas Energy Institute. Mr. Beneby also serves as a Trustee for his alma mater, the University of Miami.

Gary D. BURNISON Director Since: 2007 President and Chief Executive Officer Age: 56

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained in roles as President, Chief Executive Officer and as former Chief Financial Officer and Chief Operating Officer of the Company, as Chief Financial Officer of Guidance Solutions, as an executive officer of Jefferies and Company, Inc. and as a partner at KPMG Peat Warwick.

Senior Leadership/Executive Officer Experience: In addition to serving as the Company’s President and Chief Executive Officer, served as Chief Financial Officer of Guidance Solutions.

Extensive Knowledge of the Company’s Business and Industry: Over 14 years of service with the Company, including as President and Chief Executive Officer of the Company since July 2007 and Chief Operating Officer of the Company from October 2003 until June 2007.

Other Directorships: N/A

Mr.  Burnison has served as President and Chief Executive Officer of the Company since July 2007. He was the Executive Vice President and Chief Financial Officer of the Company from March 2002 until June 30, 2007. He also served as Chief Operating Officer of the Company from October 2003 until June 30, 2007. From 1999 to 2001, Mr.  Burnison was Principal and Chief Financial Officer of Guidance Solutions and from 1995 to 1999 he served as an executive officer and member of the board of directors of Jefferies and Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to that, Mr. Burnison was a partner at KPMG Peat Marwick.

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William R. FLOYD Director Since: 2012 Former Chairman of the Board Buffet Holdings, Inc. Age: 72

Board Qualifications and Skills:

High Level of Financial Experience: Significant financial experience gained through senior leadership roles over the past 30-plus years.

Extensive Senior Leadership/Executive Officer Experience: Previously served in a multitude of senior leadership positions, including as Chairman of the Board of Buffet Holdings, Inc., Chairman and Chief Executive Officer of Physiotherapy Associates, Chairman and Chief Executive Officer of Beverly Enterprises, Inc., and various executive positions with PepsiCo Inc.’s restaurant group.

Broad Service Industry Experience: Over 30 years of experience in service industries, including restaurants, lodging and healthcare.

Other Directorships:

El Pollo Loco Holdings, Inc., Muzinich Capital LLC, Pivot Physical Therapy, Chairman of the Board of Trustees of Valley Forge Military Academy and College, Board of Overseers at the University of Pennsylvania School of Nursing, and Member of Union League of Philadelphia.

Mr.  Floyd served as Chairman of the Board of Buffet Holdings, Inc., which through its subsidiaries owns and operates a chain of restaurants in the United States, from June 2009 to July 2012. He has over 30 years of experience in service industries, including restaurants, lodging and healthcare. His prior positions include, among others, Chairman and Chief Executive Officer of Physiotherapy Associates (which was formed by the merger of Benchmark Medical, Inc. and Physiotherapy Corporation), a provider of outpatient physical rehabilitation services in the United States, from June 2007 to February 2009; Chairman and Chief Executive Officer of Benchmark Medical, Inc. from November 2006 to June 2007; Chairman and Chief Executive Officer of Beverly Enterprises, Inc. from December 2001 to March 2006 (he joined Beverly Enterprises in April 2000 as President and Chief Operating Officer); President and Chief Executive Officer of Choice Hotels International from October 1996 to May 1998; and various executive positions within PepsiCo Inc.’s restaurant group from December 1989 to September 1996, including as Chief Operating Officer of Kentucky Fried Chicken from August 1994 through July 1995 and as Chief Operating Officer of Taco Bell Corp. from July 1995 until September 1996. Mr.  Floyd currently serves on the board of El Pollo Loco Holdings, Inc., Muzinich Capital LLC, and Pivot Physical Therapy, a private equity-owned physical therapy business, as a member and Chairman Emeritus of the Board of Trustees of Valley Forge Military Academy and College, is on the Board of Overseers at the University of Pennsylvania School of Nursing and is a member of the Union League of Philadelphia. Mr. Floyd received a BA degree from the University of Pennsylvania and a MBA from the Wharton School.

Christina A. GOLD Director Since: 2014 Former Chief Executive Officer, The Western Union Company Age: 69

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from a ten-year career with The Western Union Company and its former parent company.

Extensive Senior Leadership/Executive Officer Experience: Served in numerous senior leadership positions, including as Chief Executive Officer and President of The Western Union Company, President of Western Union Financial Services, Vice Chairman and Chief Executive Officer of Excel Communications and President and CEO of Beaconsfield Group, Inc.

Broad International Experience: Significant international experience from 28 year career at Avon Products, Inc., including as Senior Vice President & President of Avon North America.

Significant Public Company Board Experience: Over 16 years of public company board experience, including as a director of ITT Corporation since 1997, International Flavors & Fragrances, Inc. since 2013, Exelis Inc. from 2011 to 2013 and The Western Union Company from 2006 to 2010.

Other Directorships: ITT Corporation, International Flavors & Fragrances, Inc., New York Life Insurance and Safe Water Network.

From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leading company in global money transfer. Ms. Gold was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and President of Avon North America, and Senior Vice President & CEO of Avon Canada. Ms. Gold is currently a director of ITT Corporation, International Flavors & Fragrances, Inc. and New York Life Insurance. From October 2011 to May 2013, Ms. Gold was a director of Exelis, Inc. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water.

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Jerry P. LEAMON Director Since: 2012 Former Global Managing Director, Deloitte Age: 66

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from almost 40-year career with Deloitte & Touche, including as leader of the tax practice and as leader of the M&A practice for more than ten years.

Accounting Expertise: In addition to an almost 40-year career with Deloitte & Touche LLP, Mr. Leamon is a certified public accountant.

Broad International Experience: Served as leader of Deloitte & Touche’s tax practice, both in the U.S. and globally and was Global Managing Director for all client programs.

Service Industry Experience: Deep understanding of operational and leadership responsibilities within the professional services industry having held senior leadership positions at Deloitte while serving some of their largest clients.

Other Directorships: Credit Suisse USA, Geller & Company, Americares Foundation, and member of Business Advisory Council of the Carl H. Lindner School of Business.

Mr.  Leamon served as Global Managing Director for Deloitte & Touche until 2012, having responsibility for all of Deloitte’s businesses at a global level. In a career of almost 40 years, 31 of which as a partner, he held numerous roles of increasing responsibility. Previously, he served as the leader of the tax practice, both in the U.S. and globally, and had responsibility as Global Managing Director for all client programs including industry programs, marketing communication and business development. In addition, he was leader of the M&A practice for more than ten years. Throughout his career he served some of Deloitte’s largest clients. Mr.  Leamon serves on a number of boards of public, privately held and non-profit organizations, including Credit Suisse USA where he chairs the Audit Committee, and Geller & Company, and serves as the Chairman of the Americares Foundation. Mr.  Leamon is also a Senior Advisor to Lead Edge Investments. He is also a former member of the University of Cincinnati Foundation and Board and serves as a member of the Business Advisory Council of the Carl H. Lindner School of Business. Mr. Leamon is also a certified public accountant.

Angel R. MARTINEZ Director Since: 2017 Non-Executive Chairman of the Board of Directors of, and former President and CEO of, Deckers Outdoor Corp. Age: 62

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Served in numerous senior leadership positions, including as Chief Executive Officer and President of Deckers Outdoor Corp., Executive Vice President and Chief Marketing Officer of Reebok International Ltd., President of The Rockport Company, and President and Chief Executive Officer of Keen, LLC.

Broad Product and Marketing Experience: Almost 40 years of experience in product and marketing from senior positions with, among other companies, Deckers Outdoor Corp., Reebok International and The Rockport Company.

Significant Public Company Board and Corporate Governance Experience: Over 19 years of public company board service, including as a director of Tupperware Brands Corporation since 1998 and Chairman of the Board of Deckers Outdoor Corp. since 2008.

Other Directorships: Deckers Outdoor Corp. and Tupperware Brands Corporation.

Mr.  Martinez is currently the non-executive Chairman of Board of Directors of Deckers Outdoor Corp. (“Deckers”), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. He served as CEO and President of Deckers from April 2005 until his retirement in May 2016, Prior to joining Deckers, he was Chief Executive Officer and Vice Chairman of Keen LLC, an outdoor footwear manufacturer, from January 2005 to March 2005, after serving as President and Chief Executive Officer from April 2003 to December 2004, and as an independent consultant since June 2001. Prior thereto he served as Executive Vice President and Chief Marketing Officer of Reebok International  Ltd. (Reebok) and as Chief Executive Officer and President of The Rockport Company, a subsidiary of Reebok. Mr.  Martinez graduated from the University of California, Davis, in 1977.

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Debra J. PERRY Director Since: 2008 Former senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. Age: 66

Board Qualifications and Skills:

High Level of Financial Experience: Substantial financial experience gained from 23 years of professional experience in financial services, including a 12-year career at Moody’s Corporation, where among other things, Ms. Perry oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments.

Significant Audit Committee Experience: Over 12 years of public company audit committee service, including as a member of MBIA Inc.’s audit committee (2004 to 2008), PartnerRe’s audit committee (from June 2013 to March 2016, including as chair of the audit committee from January 2015 to March 2016) and Korn Ferry’s audit committee (since 2008; appointed chair of audit committee in 2010).

Significant Public Company Board and Corporate Governance Experience: Previously served as a director (June 2013 to March 2016) and chair of the audit committee (January 2015 to March 2016) of PartnerRe, and as a director of BofA Funds Series Trust (June 2011 to April 2016), of MBIA Inc. (2004 to 2008) and CNO Financial Group, Inc. (2004 to 2011). Actively involved in corporate governance organizations, including the National Association of Corporate Directors (“NACD”) and the Shareholder-Director Exchange working group. Named in 2014 to NACD’s Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community.

Other Directorships: The Sanford C. Bernstein Fund, Inc. and Genworth Financial Inc.

Ms. Perry currently serves on the boards of directors of the Sanford C. Bernstein Fund, Inc. (elected July 2011) and Genworth Financial Inc. (elected December 2016). She was a member of the board (from June 2013) and chair of the Audit Committee (from January 2015) of PartnerRe, a Bermuda-based reinsurance company, until the sale of the company to a European investment holding company in March 2016. She was also a trustee of the Bank of America Funds from June 2011 until April 2016. Ms. Perry served on the board of directors and chair of the human resources and compensation committee of CNO Financial Group, Inc., from 2004 to 2011. In 2014, Ms. Perry was named to NACD’s Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community. From September 2012 to December 2014, Ms. Perry served as a member of the Executive Committee of the Committee for Economic Development (“CED”) in Washington, D.C. a non-partisan, business-led public policy organization, until its merger with the Conference Board, and she continues as a member of CED. She worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance, Public Finance and Financial Institutions departments. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry has also been a managing member of Perry Consulting LLC, an advisory firm specializing in credit risk management and governance within the financial industry since 2008.

George T. SHAHEEN Director Since: 2009 Chair of the Board Age: 73

Board Qualifications and Skills:

Extensive Senior Leadership/Executive Officer Experience: Previously served as Chief Executive Officer of Siebel Systems, Inc., Chief Executive Officer and Global Managing Partner of Andersen Consulting and CEO of Webvan Group, Inc.

Significant Public Company Board Experience: 13 years of public company board experience, including as a director of NetApp (since 2004), Marcus & Millichap (since 2013), and Green Dot Corporation (since 2013).

Service Industry Experience: Former Chief Executive Officer of Andersen Consulting.

Other Directorships: NetApp, 24/7 Customer, Marcus & Millichap, and Green Dot Corporation.

Mr.  Shaheen was Chief Executive Officer of Siebel Systems, Inc., a CRM software company, which was purchased by Oracle in January 2006, from April 2005 to January 2006. He was Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1989 to 1999. He then became CEO and Chairman of the Board of Webvan Group, Inc. from 1999 to 2001. Mr.  Shaheen serves on the boards of NetApp, 24/7 Customer, Marcus & Millichap, and Green Dot Corporation. He also served on the Strategic Advisory Board of Genstar Capital. He has served as IT Governor of the World Economic Forum, and was a member of the Board of Advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the Board of Trustees of Bradley University. Mr. Shaheen received a BS degree and a MBA from Bradley University.

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CORPORATE GOVERNANCE

The Board oversees the business and affairs of the Company and believes good corporate governance is a critical factor in our continued success and also aligns management and stockholder interests. Through our website, at www.kornferry.com, our stockholders have access to key governing documents such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of each committee of the Board. The highlights of our corporate governance program are included below:

▼	▼	▼

Board Structure

•	87.5% of the Board consists of Independent Directors

•	Independent Chair of the Board

•	Independent Audit, Compensation and Nominating Committees

•	Regular Executive Sessions of Independent Directors

•	Annual Board and Committee Self-Evaluations

•	50% Diverse Board Members

•	Annual Strategic Off-Site Meeting
Stockholder Rights

•	Annual Election of Directors

•	Majority Voting for Directors in Uncontested Elections

•	No Poison Pill in Effect

•	Stockholder Communication Process for Communicating with the Board
Other Highlights

•	Clawback Policy

•	Stock Ownership Guidelines

•	Pay-for-Performance Philosophy

•	Policies Prohibiting Hedging, Pledging and Short-Sales

•	No Excise Tax Gross-Ups

•	Quarterly Education on Latest Corporate Governance Developments

GOVERNANCE INSIGHTS: BOARD DIVERSITY

Q & A WITH CHRISTINA GOLD, CHAIR OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Question: How important is Board diversity to the Company?

Diversity remains a very high priority at Korn Ferry, both at the Board level and throughout the organization. We believe it is essential to our continued success. As our business grows and new and different challenges present themselves it is critical that our Board members possess diverse skills, experiences and backgrounds. Diversity of background includes racial and gender diversity. Having directors with a wide range of perspectives allows the Company to better understand and serve our clients and to continue to adapt our business to a constantly changing world. The diversity of our Board has been particularly instrumental in helping to facilitate the successful integration of Hay Group into our organization and develop and pursue our strategic initiatives. Our focus on diversity has led to a diverse boardroom with half of our Board comprised of women and racially diverse directors. Diversity of experience and background is also key to our Board composition. Our directors have a variety of industry and professional experiences that are fundamental to oversight of our organization, including experience in the service, financial and consumer products industries and roles in marketing, brand and product development. The value we place on diversity is best highlighted by the fact that our two newest Board members are racially diverse.

Question: How does the Company achieve diversity on the Board and its Committees?

One of the key ways the Company achieves diversity on the Board and its committees is through its periodic refreshment of the composition of the Board and its committees. As part of the Board and Committee annual self-evaluations, the Nominating and Corporate Governance Committee considers, among other things, the composition of the Board and each of its committees, including whether the Company’s directors possess the right diversity of skills, experiences and backgrounds for the current issues facing the Company. As a result of such evaluations, since 2012, we have elected five new directors to our Board, each with diverse skills, backgrounds and experiences, a new Chairperson, rotated the Chairs of the Compensation and Personnel Committee and Nominating and Corporate Governance Committee, made some changes to the composition of our Board Committees, and expanded the qualifications and diversity represented on the Board.

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DIRECTOR INDEPENDENCE

The Board has determined that as of the date hereof a majority of the Board is “independent” under the independence standards of the NYSE. The Board has determined that the following directors are “independent” under the independence standards of the NYSE: Doyle N. Beneby, William R. Floyd, Christina A. Gold, Jerry P. Leamon, Angel R. Martinez, Debra J. Perry, and George T. Shaheen. In addition, during his term of service, former director Harry L. You was determined to be “independent” under the NYSE standards.

For a director to be “independent”, the Board must affirmatively determine that such director does not have any material relationship with the Company. To assist the Board in its determination, the Board reviews director independence in light of the categorical standards set forth in the NYSE’s Listed Company Manual. Under these standards, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. Mr. George Shaheen, as Chair of the Board, currently presides at all executive sessions of the independent directors. Subject to his reelection at the Annual Meeting, Mr. Shaheen will continue in this role following the Annual Meeting.

All current members of the Board, with the exception of our CEO, Mr. Burnison, are independent. Further, all members of our Audit Committee, Compensation and Personnel Committee and Nominating and Corporate Governance Committee are independent.

DIRECTOR INDEPENDENCE

BOARD LEADERSHIP STRUCTURE

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chair and CEO in the manner it considers to be in the best interests of the Company and that the role of Chair and CEO may be filled by a single individual or two different persons. This provides the Board with flexibility to decide what leadership structure is in the best interests of the Company at any point in time. Currently, the Board is led by an independent, non-executive Chair, Mr. George Shaheen. Mr. Shaheen will continue to serve as Chair of the Board, subject to his reelection as a director at the Annual Meeting. The Board has determined that having an independent director serve as Chair of the Board is in the best interests of the Company at this time as it allows the Chair to focus on the effectiveness and independence of the Board while the CEO focuses on executing the Company’s strategy and managing the Company’s business. In the future, the Board may determine that it is in the bests interests of the Company to combine the role of Chair and CEO.

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BOARD’S OVERSIGHT OF ENTERPRISE RISK AND RISK MANAGEMENT

The Board plays an active role, both as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company has established an enterprise risk framework for identifying, aggregating and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by its internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial and operational risk assessment and risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. The Company’s other Board committees also consider and address risk during the course of their performance of their committee responsibilities. Specifically, the Compensation and Personnel Committee reviews the risks related to the Company’s compensation programs for senior management, discussed in more detail below, and the Nominating and Corporate Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, the General Counsel periodically reports to the Board on litigation and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the Committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above provides an effective framework for evaluating and addressing the risks facing the Company, and that our Board leadership structure supports this approach because it allows our independent directors, through the independent committees and non-executive Chair, to exercise effective oversight of the actions of management.

Assessment of Risk Related to Compensation Programs

During fiscal 2017, the Company completed its annual review of executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this review, the Company evaluated the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balanced compensation opportunities and risk. As part of this inventory, several factors were noted that reduce the likelihood of excessive risk taking. These factors include: balancing performance focus between near-term objectives and strategic initiatives; issuing equity awards that vest over multi-year time horizons (and, in the case of named executive officers, a majority of which are also subject to the achievement of performance goals); and maintaining stock ownership guidelines and a clawback policy applicable to our executive officers. Furthermore, the Compensation and Personnel Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels for named executive officers. As a result of this evaluation, the Company concluded that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

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BOARD COMMITTEES

Although the full Board considers all major decisions, the Company’s Bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: (1) an Audit Committee, (2) a Compensation and Personnel Committee, and (3) a Nominating and Corporate Governance Committee. The members of the standing committees as of the date hereof are set forth in the tables below. Following the Annual Meeting, the Nominating and Corporate Governance Committee intends to evaluate the composition of the standing committees and make recommendations to the Board regarding any appropriate changes to the Committees. The Nominating and Corporate Governance Committee expects, at such time, to recommend to the Board the appointment of Mr. Martinez to a Board Committee or Committees.

Audit Committee

	Debra J. PERRY	Jerry P. LEAMON	William R. FLOYD
Chair
Among other things, the Audit Committee:
•	Is directly responsible for appointment, compensation, retention and oversight of the independent registered public accounting firm;
•	Reviews the independent registered public accounting firm’s qualifications and independence;
•	Reviews the plans and results of the audit engagement with the independent registered public accounting firm;
•	Approves financial reporting principles and policies;
•	Considers the range of audit and non-audit fees;
•	Reviews the adequacy of the Company’s internal accounting controls;
•	Oversees the Company’s internal audit function, including annually reviewing and discussing the performance and effectiveness of the Internal Audit Department; and
•	Works to ensure the integrity of financial information supplied to stockholders.

The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the Company’s independent registered public accounting firm, Internal Audit Department, the Chief Financial Officer and the General Counsel. It also confers with these parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of non-employee directors whom the Board has determined are “independent directors” under the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (the “SEC”). The Board, in its business judgment, has determined that Ms. Perry and Messrs. Leamon and Floyd are “financially literate,” under the NYSE rules, and that Mr.  Leamon and Ms. Perry qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Board determined that Ms. Perry qualifies as an “audit committee financial expert” from her many years of experience in the financial services industry and service on other public company Audit Committees. The Audit Committee met nine times in fiscal 2017. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website and in print to any stockholder that requests it. To access the charter from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the drop-down menu, then click on the “Corporate Governance” link located in a list on the right side of the page. Requests for a printed copy should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

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Compensation and Personnel Committee

	Jerry P. LEAMON	William R. FLOYD	Christina A. GOLD	Doyle N. BENEBY
Chair
Among other things, the Compensation and Personnel Committee:
•	Approves and oversees the Company’s compensation programs, including cash and equity-based incentive programs provided to members of the Company’s senior management group, including the Company’s Chief Executive Officer, Chief Financial Officer and other named executive officers;
•	Reviews the compensation of directors for service on the Board and its committees; and
•	Approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash incentives, stock option grants and employment and severance arrangements for the Chief Executive Officer and other executive officers.

The Compensation and Personnel Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting solely of members of the Compensation and Personnel Committee who are non-employee directors and outside directors. The Board has determined that all members of the Compensation and Personnel Committee are “independent directors” under the applicable listing standards of the NYSE. The Compensation and Personnel Committee met eight times during fiscal 2017. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website and in print to any stockholder that requests it. To access the charter from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the drop-down menu, then click on the “Corporate Governance” link located in a list on the right side of the page. Requests for a printed copy should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

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Nominating and Corporate Governance Committee

	Christina A. GOLD	Doyle N. BENEBY	Debra J. PERRY
Chair
Among other things, the Nominating and Corporate Governance Committee:
•	Recommends criteria to the Board for the selection of nominees to the Board;
•	Evaluates all proposed nominees;
•	Prior to each annual meeting of stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the annual meeting;
•	Make recommendations to the Board from time to time as to changes the Committee believes to be desirable to the size, structure, composition and functioning of the Board or any committee thereof; and
•	Oversee risks associated with operations of the Board and its governance structure.

In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee, with the assistance of the Company’s executive search business, identified and recommended to the Board that Angel R. Martinez be nominated as a director in this Proxy Statement to serve as a director until the 2018 Annual Meeting of Stockholders. Any stockholder recommendations for director are evaluated in the same manner as all other candidates considered by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also takes into account the diversity of the Board when considering director nominees. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met five times in fiscal 2017. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website and in print to any stockholder that requests it. To access the charter from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the drop-down menu, then click on the “Corporate Governance” link located in a list on the right side of the page. Requests for a printed copy should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Stockholders may recommend director nominees by mailing submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

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CODE OF BUSINESS CONDUCT AND ETHICS

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees and officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer). Among other things, the Code of Business Conduct and Ethics requires directors, employees and officers to maintain the confidentiality of all information entrusted to them (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees; to protect Company assets; and for those who have a role in the preparation and/or review of information included in the Company’s public filings, to report such information accurately and honestly. It also prohibits directors, employees and officers from using or attempting to use their position at the Company to obtain an improper personal benefit. The Code of Business Conduct and Ethics is available on the Company’s website and in print to any stockholder that requests it. To access the Code of Business Conduct and Ethics from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the drop-down menu, then click on the “Corporate Governance” link located in a list on the right side of the page. Requests for a printed copy should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. We intend to post on the Company’s website amendments, if any, to the Code of Business Conduct and Ethics, as well as any waivers thereunder, with respect to our officers and directors as required to be disclosed by the SEC and NYSE rules.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold (the Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (including the Company), while all other directors may not sit on more than five boards of directors of public companies (including the Company)); specifies the criteria to be considered for director candidates; and requires non-management directors to meet periodically without management. Additionally, the guidelines require that, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee must then review and assess the circumstances surrounding such change, and recommend to the Board any appropriate action to be taken. The Corporate Governance Guidelines are available on the Company’s website and in print to any stockholder that requests it. To access the Corporate Governance Guidelines from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the drop-down menu, then click on the “Corporate Governance” link located in a list on the right side of the page. Requests for a printed copy should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

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Proposal No. 2

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and more specifically, Section 14A of the Exchange Act which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to vote on an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation program is designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Personnel Committee has structured our executive compensation program to achieve the following key objectives:

•	provide compensation packages to our executives that are competitive with other major employment services firms, a broader group of human capital companies and similarly-sized publicly traded companies;

•	closely tie individual annual cash incentive and equity-based awards to the performance of the Company as a whole, or one or more of its divisions or business units as well as to the team and individual performance of the named executive officer; and

•	align the interests of senior management with those of our stockholders through direct ownership of Company common stock and by providing a portion of each named executive officer’s direct total compensation in the form of equity-based incentives.

We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers. The Compensation and Personnel Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2017 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Korn/Ferry International (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Personnel Committee will carefully review and consider the voting results when evaluating our executive compensation program. As described in Proposal No. 3, stockholders are being given the opportunity to express their preference for the frequency of future “say-on-pay” votes. The Board’s current policy is to include an advisory resolution to approve the compensation of our named executive officers annually, but will consider the outcome of the advisory vote in Proposal No. 3 on the frequency of “say-on-pay” votes. Unless the Board modifies its policy on the frequency of future “say-on-pay” votes, the next advisory vote to approve our executive compensation will occur at the 2018 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” the Company’s advisory resolution to approve executive compensation.

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Proposal No. 3

ADVISORY RESOLUTION ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes to approve executive compensation of the nature reflected in Proposal No. 2 should occur every year, every two years or every three years.

After careful consideration, the Board has determined that continuing to hold future advisory votes to approve executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes to approve executive compensation to occur every year. An annual advisory vote to approve executive compensation allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year and is most useful to the Board and the Compensation and Personnel Committee.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes to approve executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes to approve executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

RECOMMENDATION
OF THE BOARD

The Board unanimously recommends that you vote “ONE YEAR” for the frequency of future advisory votes to approve executive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY: FOCUS ON PAY-FOR-PERFORMANCE

This Compensation Discussion and Analysis section provides a detailed description of our compensation philosophy, practices and the factors and process used in making compensation decisions with respect to our fiscal 2017 named executive officers (“NEOS”), namely:

Name	Title
Gary D. Burnison	President and Chief Executive Officer
Robert P. Rozek	Executive Vice President, Chief Financial Officer and Chief Corporate Officer
Byrne Mulrooney	Chief Executive Officer of Korn Ferry Futurestep
Mark Arian	Chief Executive Officer of Korn Ferry Hay Group
Stephen D. Kaye*	Former Chief Executive Officer of Korn Ferry Hay Group
*	Mr. Kaye separated from the Company effective April 28, 2017.

Selected Performance Highlights

The Company had strong financial and operating performance during fiscal 2017. Below are a few performance highlights:

Achieved record Fee Revenue of $1.57 Billion representing a 21% increase year over year and the Company’s highest annual Fee Revenue in its 47-year history

Achieved Diluted Earnings Per Share of $1.47 representing a 153% increase year over year

Named the #1 Best Executive Recruiting Firm in North America by Forbes Magazine (2017) and Futurestep was named the #1 Recruitment Process Outsourcing Firm by HRO Magazine (2016)

Completed operational integration following our acquisition of the Hay Group

Futurestep achieved double digit Fee Revenue growth for the third consecutive year, achieving growth at a pace faster than the overall industry

Returned $23.3 Million to stockholders through quarterly dividend payments and $28.8 Million to stockholders through share repurchases

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The following chart graphically displays the Company’s Fee Revenue performance for the last three fiscal years:

Fee Revenue (in-millions)

Stockholder Value Delivered

share appreciation* *Comparison of closing price on last trading day of FY 17 v FY 16

5-YEAR TOTAL STOCKHOLDER
RETURN (TSR)*
KFY vs. S&P 500 vs. Proxy Peer Group

*   For additional details on how this graph was prepared, including the peer group for purposes of this graph, see “Part II, Item 5, Performance Graph” of our Annual Report on Form 10-K for the fiscal year ended April 30, 2017, which was filed with the SEC on June 28, 2017.

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Spotlight on CEO Pay Alignment

A primary focus of our compensation program is aligning executive pay with stockholder interests. A key element used to achieve this goal is providing annual incentive compensation opportunities that only result in payouts based on the extent of achievement of pre-established performance criteria. As described in more detail below, our Compensation and Personnel Committee (the “Committee”) sets performance metrics (and associated targets) consisting of financial goals and strategic execution Key Performance Indicators (KPIs). With the exception of certain minimum guaranteed payouts made as part of the negotiations with new hires, executives are not guaranteed payouts under the annual cash incentive plan and payouts from year to year will vary based on achievement of the applicable financial metrics and strategy execution KPIs.

The charts below show the components of Mr. Burnison’s total compensation for fiscal years 2016 (excluding the grant date value of his one-time Synergy RSU award) and 2017 and our corresponding achievement of the applicable KPIs under the annual cash incentive plan for each year. While we exceeded target goals under the annual incentive plan in both fiscal years and in almost all cases fiscal year 2017 results exceeded those of fiscal year 2016 as described in further detail below, in light of the challenging goals and the fact that targets are generally set at higher levels year over year, Mr. Burnison’s fiscal 2017 achievement under the plan resulted in a payout equal to approximately 140% of target as compared to approximately 184% of target in fiscal 2016. The Committee will continue to set challenging performance goals in the future to incentivize superior performance year over year.

TOTAL COMPENSATION	ANNUAL CASH INCENTIVE	KPI ACHIEVEMENT PERCENTAGE
(in millions)	(in millions)

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Stockholder Engagement and Consideration of Last Year’s Say on Pay Vote

Korn Ferry interacts with its stockholders to obtain stockholder views on various topics from our Company strategy to capital allocation and executive compensation. At the 2016 Annual Meeting, approximately 81% of the votes cast were in favor of the advisory vote to approve executive compensation. In fiscal 2017, the Company engaged with stockholders to discuss the Company’s compensation programs. In consideration of such discussions and the stockholder vote at the 2016 Annual Meeting, as well as the Company’s increased performance, the Committee decided to maintain our executive compensation programs for 2017. The Company will continue to engage our stockholders this year and in future years and consider their input in all facets of our business, including executive compensation.

Best Practice Highlights

Use of Independent Compensation Consultant. The Committee receives objective advice from its independent compensation consultant

Modest Perquisites. Named executive officers receive only modest perquisites

Clawback Policy. The Board has adopted a clawback policy applicable to all incentive payments and performance-based equity awards granted to executive officers

No Single Trigger Equity Payments. The named executive officers are not entitled to any “single trigger” equity acceleration in connection with a change in control

Focus on Performance-Based Equity Awards. A majority of the equity awards granted to named executive officers are subject to the achievement of rigorous performance goals

Stock Ownership Guidelines. Named executive officers are required to hold three times their base salary in Company common stock

Peer Group Analysis. The Company reviews total direct compensation (base salary, annual cash incentive and long-term incentive payments) and the mix of the compensation components for the named executive officers relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global human capital management firm

No Hedging; No Speculative Trading; No Pledging. The Company has adopted policies prohibiting hedging, speculative trading or pledging of Company stock

No Excise Tax Gross-Ups. Our named executive officers are not entitled to any such gross-up

EXECUTIVE COMPENSATION PHILOSOPHY AND OVERSIGHT

Philosophy

The Company is a premier global provider of talent management solutions including executive recruitment, leadership consulting services and high impact recruitment solutions. The Company is uniquely positioned to help its clients with their human capital needs by assisting our clients to design, build and attract talent. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants. The Company provides its services to a broad range of clients through the expertise of approximately 517 Executive Search, 557 Hay Group (formerly known as LTC and which was combined with HG (Luxembourg) S.à.r.l in December 2015) and 256 Futurestep consultants who are primarily responsible for client services and who are located in 53 countries throughout the world. Accordingly, the Company’s executive officers must have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is highly competitive. The Company’s compensation philosophy focuses on attracting, retaining and properly rewarding the right candidates for their contributions.

The Committee is diligent about establishing an executive compensation program offering competitive total direct compensation opportunities, which are aligned to stockholder return through established performance criteria grounded in the Company’s Strategic Plan and Annual Operating Plan (“AOP”).

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The Committee is guided by the following principles in establishing and assessing compensation programs and policies for the named executive officers:

•	Individual annual cash incentive and equity-based awards should be closely tied to the performance of the Company as a whole or one or more of its divisions or business units, as well as to the team and individual performance of the named executive officer;
•	The interests of senior management and the Company’s stockholders should be aligned through direct ownership of Company common stock and by providing a portion of each named executive officer’s total direct compensation in the form of equity-based incentives; and
•	Total direct compensation must be competitive with our peer group, a broader group of human capital companies and similarly sized publicly traded companies.

CEO COMPENSATION MIX*	OTHER NEO COMPENSATION MIX*

*	Equity awards based upon grant date value. Excludes Mr. Kaye, whose employment terminated during the fiscal year and Mr. Arian, who joined the Company in the fourth quarter of fiscal 2017.

OUR PROCESS: FROM STRATEGY TO COMPENSATION-RELATED METRICS

The process for setting annual compensation-related metrics begins at an annual off-site meeting where the Company reviews with the Board its Strategic Plan (including goals and objectives). As part of the Strategic Plan, the Company establishes a Strategy Execution Framework (“SEF”) to drive performance and achievement of its strategic goals. That framework is represented by the five pillars below; each of which is comprised of detailed activities which, when executed, are designed to drive financial performance goals set within the Company’s Strategic Plan:

•	integrated, solutions-based go-to-market strategy,
•	extend and elevate the brand,
•	unparalleled client excellence,
•	premier career destination, and
•	non-executive search solutions.

In setting the financial goals that underlie the Strategic Plan, the Company considers a number of internal and external factors such as:

•	revenue growth in excess of GDP expectations,
•	projected macro-economic data such as employment trends,
•	forecasted GDP in the countries where the Company has significant operations,
•	internal investment activities,
•	market expectations for revenue and earnings growth for recruiting and staffing industry public companies,
•	recent and expected levels of new business activity,
•	increased productivity of fee earners,
•	focus on increasing Executive Recruitment, Futurestep and Hay Group collaboration efforts, and
•	leveraging the executive search relationships to drive cross line-of-business revenue growth.

Then, during an end of fiscal year process, the Board approves an AOP for the upcoming fiscal year. For the named executive officers, the Committee establishes annual bonus plan targets with financial and strategic execution KPIs that are derived from the SEF and AOP.

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Such financial targets and strategic execution KPIs form the basis for each named executive officer’s annual cash incentives and are tracked and measured during the course of the year with the year-end results reported to the Committee for determining year-end annual cash bonus awards.

Use of Independent Advisor

The Committee retains compensation consultants to assist it in assessing the competitiveness of the named executive officers’ compensation. In fiscal 2017, the Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”). Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Committee has reviewed the independence of Pearl Meyer and conducted a conflicts of interest assessment (taking into consideration factors specified in the NYSE listing standards) and has concluded that Pearl Meyer is independent and their work for the Committee has not raised any conflicts of interest. No other fees were paid to Pearl Meyer except fees related to their services to the Committee.

Use of a Peer Group

The Company does not target or position named executive officer pay levels at a specific percentile level relative to a peer group. Rather, the Company reviews total direct compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers with the unique set of skills necessary to manage and motivate our global human capital management firm.

Because a number of the Company’s peer organizations are privately-held, precise information regarding executive officer compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data is available, meaningful differences in size, complexity and organizational structure among the Company’s peer group make direct comparisons of compensation practices challenging and require exercise of judgment. In assessing the competitiveness of the Company’s named executive officer compensation, the Committee relies on information obtained from the proxy statements of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the general knowledge of the Committee and its compensation consultant with regard to the market for senior management positions.

During fiscal 2017, the Committee continued to use the following companies as a peer group:

CBIZ, Inc.	Navigant Consulting, Inc.
FTI Consulting, Inc.	Resources Connection, Inc.
Heidrick & Struggles International, Inc.	Robert Half International Inc.
Huron Consulting Group Inc.	The Corporate Executive Board Company*
ICF International, Inc.	The Dun & Bradstreet Corporation
Insperity, Inc.	Willis Towers Watson
Kelly Services, Inc.	TrueBlue, Inc.
Kforce Inc.

*	The Corporate Executive Board Company was part of the peer group at the beginning of fiscal 2017 when compensation decisions were made but has since been removed due to its acquisition in April 2017.

This peer group was primarily selected based upon criteria such as business lines, operating model, customer base, revenue, market capitalization and entities with which the Company competes for stockholder investment. The Committee reviews the peer group on an annual basis. Revenue and market capitalization data for this peer group (excluding The Corporate Executive Board Company) and the Company are as follows:

	Market capitalization
	(as of July 13, 2017)	Revenues*
Fiscal 2017 Peer Group Median	$967,222,000	$1,511,703,000
Korn Ferry**	$1,960,000,000	$1,621,669,000
*	Peer company total revenues computed for 12 months ending as of the applicable company’s most recent annual report (as of July 13, 2017). When factoring in the Company, the Company represents the median in terms of total revenues.
**	As of the Company’s fiscal year ended April 30, 2017.

While the Committee does not target a particular position relative to its peer group in determining the salary, annual cash incentive and long-term incentive levels for each named executive officer, the Committee does consider the range of salary, annual cash incentive and long-term incentive levels that the peer group provides to similarly situated executives and intends that the levels provided to each named executive officer fall within that range. The salary, annual cash incentive and long-term incentive levels for fiscal 2017 generally fell within this range and are generally intended to be within the 25th to 75th percentile of the range.

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ELEMENTS OF COMPENSATION & COMPENSATION DECISIONS AND ACTIONS

Base Salary

Base salary is intended to compensate named executive officers for services rendered during the fiscal year and to provide sufficient fixed cash income for retention and recruiting purposes. Named executive officer base salary levels are reviewed on an annual basis by the Committee. In addition to competitive data from the peer group, data is also obtained from other sources with respect to non-public competitor organizations. The Committee also incorporates its perspective and the market knowledge of its compensation consultant related to senior management positions in assessing base salary levels. Further, the Committee takes into consideration individual performance of each named executive officer and, with respect to the named executive officers other than the Chief Executive Officer, input from the Chief Executive Officer. There were no changes to the base salaries of Messrs. Burnison, Rozek, and Mulrooney. Mr. Kaye and Mr. Arian were employed by the Company for only a portion of fiscal year 2017 and neither participated in the Company’s annual cash incentive program or received annual grants under its equity program; rather each received off-cycle compensation in connection with their commencement of employment with the Company. Thus, Mr. Kaye and Mr. Arian’s fiscal year 2017 compensation is addressed separately on page 38.

Annual Cash Incentives

Annual cash incentives are intended to motivate and reward named executive officers for achieving financial and strategy execution goals over a one-year period. The Committee determines annual cash incentive amounts based upon a number of factors including financial goals, strategy execution objectives, competitive data, and individual performance, as described in more detail below. While the Committee does primarily base annual cash incentive awards on performance against these objectives for the year, it retains discretion in determining actual bonus payouts. Annual cash incentives are typically paid in cash, but the Committee has discretion to pay a portion of the annual cash incentive in equity or other long-term incentives.

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Governance Insights: PAY ALIGNMENT AND RETENTION

Q & A WITH JERRY LEAMON, CHAIR OF THE COMPENSATION AND PERSONNEL COMMITTEE

Question: How do the elements of your compensation program align the interests of executives with those of stockholders?

A majority of executive pay is tied to Company performance metrics. First, our annual incentive plan serves to motivate and reward executives for achieving financial and strategy execution goals over a one-year period. Executives only earn a payout under this program when the Company achieves its goals at a minimum threshold level. Performance below such level would result in no payout with respect to the applicable performance metric but performance above such level results in increased payouts (up to a maximum cap) on a sliding scale correlating with performance results. Our long-term incentive program rewards executives for achievement of longer-term financial goals, including total stockholder return. These short- and long-term compensation elements drive executives to achieve superior performance while simultaneously balancing short- and long-term objectives.

Question: How does the Company’s compensation program ensure retention of top-tier talent?

We provide executives with competitive total pay packages as compared to compensation provided by our peers. In addition to providing competitive base salaries and target annual- and long-term incentive opportunities, we provide all employees with fulsome health and welfare benefits as well as retirement benefits through participation in a defined contribution plan. In particular, our performance-based long-term incentives serve to retain top-tiered talent due to their multiple year vesting schedules, which requires continued employment in order to realize a benefit while simultaneously encouraging the achievement of superior performance.

Our Metrics: Measuring Performance

The Committee, using the Company’s strategic plan, SEF and AOP as a basis, sets performance metrics and associated targets for our named executive officers. These performance metrics typically are separated into two categories: financial metrics and strategy execution KPIs.

For fiscal year 2017, the Committee selected the following financial performance metrics:

Financial Metric

Adjusted Fee Revenue

Fee revenue as reported in the Company’s Annual Report on Form 10-K filed on June 28, 2017 (“Form 10-K”) excluding the deferred Revenue write-off related to the Hay Group acquisition and adjusted to eliminate the effect of currency fluctuations by translating fiscal 2017 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2017.

Adjusted Diluted EPS

Diluted earnings per share as reported in the Company’s Form 10-K excluding the deferred Revenue write-off related to the Hay Group acquisition adjusted to exclude the effect of restructuring charges, management separation charges, integration/acquisition costs and the write-off of debt issuance costs (on an after tax basis) and to eliminate the effect of currency fluctuations by translating fiscal 2017 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2017.

Adjusted EBITDA Margin

GAAP net income plus interest, tax, depreciation and amortization expense excluding the deferred Revenue write-off related to the Hay Group acquisition and adjusted to exclude the effects of any restructuring charges, management separation charges, integration/acquisition costs and adjusted to eliminate the effect of currency fluctuations by translating fiscal 2017 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2017 divided by Adjusted Fee Revenue.

Adjusted Return on Invested Capital

GAAP net income excluding the deferred Revenue write-off related to the Hay Group acquisition and adjusted to exclude the effects of restructuring charges, management separation charges, integration/acquisition costs and the write-off of debt issuance costs (on an after tax basis) and adjusted to eliminate the effect of currency fluctuations by translating fiscal 2017 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2017, divided by average stockholders’ equity plus average outstanding debt.

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Strategy execution KPIs constitute the other group of performance metrics. Grounded in the Company’s Strategic Plan, SEF and AOP, the inclusion and use of these KPIs are designed with the intent of aligning compensation with the achievement of the Company’s strategic long-term goals, namely efforts to expand its service offerings. While these KPIs are strategic in nature, each KPI does have identified metrics and measurements assigned to it; some of which tie back to specific financial metrics.

Strategy Execution KPIs	Purpose	How the Target Was Established
Marquee Account Development (measured by Fee Revenue from clients designated as Marquee Accounts divided by total Fee Revenue)*	Linked to the Company’s integrated solutions drive “go-to market” strategy of building deeper, multi-service line relationships with clients.	Target set based upon targeted revenues from an agreed-upon list of clients.
Top Rated Performers Retention
(based upon the percentage of highly rated executive search senior client partners and Hay Group senior partners/ managing directors which are retained throughout the fiscal year)	Linked to the Company’s strategic goal of being a premier career destination.	Target set by Committee derived from the SEF and AOP.

*	Excluding the deferred Revenue write-off related to the Hay Group acquisition and adjusted to eliminate the effect of currency fluctuations by translating fiscal 2017 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2017.

The Board, Committee and Company believe they have set targets with appropriate rigor. The fiscal year 2017 targets represent an increase from fiscal 2016 target goals and are equal to or greater than actual performance for fiscal year 2016, with the exception of Adjusted ROIC and Marquee Account Development. For Adjusted EBITDA Margin, the fiscal year 2017 target was equal to fiscal year 2016 actual results to account for a full year (as compared to only five months) of consolidated earnings with the Hay Group given its lower margins. For Adjusted ROIC, the fiscal year 2017 metric was set based on our annual operating plan which contemplated faster growth in capital base than in net income for fiscal year 2017, due in part to a higher average debt balance related to the acquisition of Hay Group. It is important to note that fiscal year 2017 target adjusted net income ($122.3 million) and target total average invested capital ($1,291.2 million) were set above fiscal year 2016 actual levels ($113.3 million and $1,001.3 million, respectively). It is only when expressed as a percentage that the fiscal year 2017 target appears lower than the fiscal year 2016 actual result. With respect to the KPI for Marquee Account Development, the Hay Group acquisition brought with it increased product revenues which tend to be associated with many smaller, unique clients that are outside of our largest accounts which comprise the Marquee Account Development KPI. This had the effect of disproportionately increasing the denominator in the calculation of the KPI. The Committee, however, ensured that there was rigor in this KPI by increasing the target numerator. The actual Marquee Account revenue was $264.5 million in fiscal year 2016 and the target Marquee Account revenue in the numerator in the fiscal year 2017 target KPI was $365.1 million, reflecting growth of 38%. The table below discusses target and actual results for fiscal year 2016 and fiscal year 2017.

Financial Metric / KPI	FY 16 Target	FY 16 Actual*	FY 17 Target	FY 17 Actual*
Adjusted Fee Revenue ($M)	$1,289	$1,326	$1,570	$1,597
Adjusted EBITDA Margin	13.8%	14.6%	14.6%	15%
Adjusted Diluted EPS ($)	$1.90	$2.14	$2.15	$2.30
Adjusted ROIC	10.6%	11.3%	9.5%	10.4%
Futurestep Fee Revenue ($M)	$185	$204	$220	$228.2
Marquee Account Development	24.5%	24.0%	19.7%	17.6%

*	Adjusted to eliminate the effect of currency fluctuations by translating actual results at foreign currency rates comparable to the rates used in the Company’s Annual Operating Plan.

Determinations and Results:

After the end of the fiscal year the Committee evaluated each named executive officer’s achievements against the financial and strategy execution targets. Notwithstanding the structure outlined above, while the Committee primarily bases its determination of annual cash incentives on the metrics discussed herein, the Committee retains discretion in determining actual annual cash incentive awards.

For fiscal year 2017, the weightings and results for our named executive officers were as follows:

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Financial Metrics
			Weighting
	Target	Actual*	Burnison/Rozek	Mulrooney
Adjusted Fee Revenue ($M)	$1,570	$1,597	30%	20%
Adjusted EBITDA Margin	14.6%	15%	15%	10%
Adjusted Diluted EPS ($)	$2.15	$2.30	15%	—
Adjusted ROIC	9.5%	10.4%	15%	—
Futurestep Fee Revenue ($M)	$220	$228.2	—	35%
Futurestep EBITDA Margin	15%	14.8%	—	15%

Strategy Execution KPIs
			Weighting
	Target	Actual	Burnison/Rozek	Mulrooney
Marquee Account Development	19.7%	17.6%	15%	20%
Top Rated Performers Retention	**	105.3% of Target	10%	—

*	Adjusted to eliminate the effect of currency fluctuations by translating fiscal 2017 actual results at a currency rate comparable to the rate used in the Company’s Annual Operating Plan for 2017.
**	Target not disclosed due to potential competitive harm, but the Committee believes that achievement of the target goal was challenging and would have required substantial performance.

In keeping with our efforts to reflect stockholder feedback, the table above incorporates detailed disclosure with either actual results or relative results to target. For competitive advantage and confidentiality reasons, we do not disclose the target and actual results for our top-rated performance retention strategy execution KPI. However, when the goal was established, the strategy execution KPI was considered challenging to achieve given the continuing uncertain economic environment.

For each of Mr. Burnison and Mr. Rozek, the target bonus is equal to 100% of his base salary and the maximum bonus is equal to 200% of his base salary. Mr. Mulrooney had a target of $1,150,000 for his annual cash and long-term incentives, in the aggregate, which represents an increase from last year in his target incentive (cash and equity) opportunity given that his prior opportunity placed him below the median of the peer group and for retention purposes given his performance and the increased performance of the Futurestep business.

For Messrs. Burnison and Rozek, the Committee awarded annual cash incentive amounts as follows: Mr. Burnison-$1,267,630 and Mr. Rozek-$800,975 (which amounts represent 140% of their respective target bonuses for the year). This amount reflects their performance against the financial metrics and strategy execution KPI targets established at the beginning of the fiscal year.

The Committee reviewed performance against the financial performance goals and strategy execution objectives described above in determining a total dollar value for Mr. Mulrooney’s combined annual cash incentive and long-term equity awards. A portion of this value was provided to Mr. Mulrooney in fiscal year 2017 as an annual cash incentive ($750,000).

Mr.  Kaye and Mr.  Arian’s fiscal year 2017 compensation is addressed separately on page 38.

Long-Term Equity Incentives

Long-term equity incentives are intended to align the named executive officers’ interests with those of stockholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and help retain top talent. To accomplish these objectives the Committee has discretion to make grants of options, time-based restricted stock, restricted stock units and/or performance-based awards, as well as contributions to the Company’s non-qualified deferred compensation plans (described below) that vest over time.

The Committee determines long-term incentive award amounts based upon a number of factors including competitive data, total overall compensation provided to each named executive officer, Company performance during the fiscal year preceding the year of grant, and historic grants. The various factors are not given specific weights; the Committee retains discretion to consider items as it deems appropriate.

In fiscal year 2017, our Chief Executive Officer received annual equity grants comprised of 40% time-based restricted stock units and 60% performance restricted stock units (discussed in further detail below). The Committee has determined that the grant date value of his award falls within the range of long-term incentives provided by the peer group companies and that this was an appropriate level of equity grant and equity mix to properly align the interests of our Chief Executive Officer with the Company’s long-term goals, taking into account his individual performance and market compensation levels. In fiscal 2017 our Chief Financial Officer received annual equity grants comprised of 40% time-based restricted stock units and 60% performance restricted stock units (discussed in further detail below).

As described above, Mr. Mulrooney had an aggregate target of $1,150,000 for his target annual cash and long-term incentives. When determining the allocation between cash and long-term equity incentives with respect to Mr. Mulrooney, the Committee

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primarily reviewed historical pay practices, internal equity and what it considered to be an appropriate balance between short-term and long-term pay elements. For retention purposes, however, the Committee granted Mr. Mulrooney equity awards with a grant value larger than compared to prior years but with a longer vesting period, as described in further detail below.

Below we discuss equity grants made during fiscal year 2017, the payout of the performance awards granted in fiscal 2015 for which the three-year performance period ended in fiscal year 2017, and the equity grants made during fiscal year 2018. Mr. Kaye and Mr. Arian’s fiscal year 2017 compensation is addressed separately on page 38.

Fiscal Year 2017 Equity Awards

In fiscal year 2017, 60% (based on the number of units/shares granted at target) of the annual equity awards granted to the named executive officers were comprised of performance-based awards tied to three-year relative TSR (“Relative TSR Units”). As in previous years (excluding fiscal year 2014), the named executive officers received a portion of their equity awards in the form of time-based restricted stock awards.

Performance-Based Equity: Relative TSR Units

Mr. Burnison was awarded Relative TSR Units with a target amount of 67,610 units, a maximum amount of 135,220 units, and a minimum amount of zero. These Relative TSR Units have a three-year performance period after which the number of units that vest will depend upon the Company’s TSR over the three-year performance period relative to the fiscal 2017 peer group of companies listed above. If the Company’s TSR is less than zero, the payouts will be modified to reduce the payout as a percentage of the target.

Relative TSR Units were also granted to Mr. Rozek, with a target amount of 32,390 units (maximum of 64,780 units and minimum of zero); and Mr. Mulrooney with a target amount of 56,340 units (maximum of 112,680 units and minimum of zero).

The table below outlines the potential vesting of the percentages of the Relative TSR Units granted in fiscal year 2017 resulting from the Company’s TSR over the three-year performance period relative to the TSR of the fiscal year 2017 peer group.

	Payout as a % Target
Relative TSR Percentile Ranking	Absolute TSR > 0%	Absolute TSR < 0%
>90P	200%	100%
90P	200%	100%
85P	183%	100%
80P	167%	100%
75P	150%	100%
70P	133%	100%
65P	117%	100%
60P	100%	100%
55P	92%	88%
50P	83%	75%
45P	75%	63%
40P	67%	50%
35P	58%	38%
30P	50%	25%
<30P	0%	0%

Time-Based Restricted Stock

Messrs. Burnison and Rozek received a time-based restricted stock award that vests in four equal annual installments beginning on July 8, 2017. Mr. Burnison received 45,070 shares and Mr. Rozek received 21,600 shares.

Mr. Mulrooney also received a time-based restricted stock award but the value was larger than in prior years in light of peer group practices and for retention purposes. Consistent with its retentive purposes, Mr. Mulrooney’s time-based award of 37,560 shares vests in five equal annual installments beginning on July 8, 2017 instead of the normal four year vesting period.

Relative TSR Units for the Three-Year Performance Cycle Ending April 30, 2017

April 30, 2017 marked the end of the three-year performance cycle for the performance-based restricted stock units granted to Messrs. Burnison, Rozek and Mulrooney in fiscal year 2015 (and discussed in further detail in the Company’s proxy statement for fiscal year 2015). The Company’s relative total stockholder return over the three-year performance period resulted in the Company ranking 11 out of a 16 company peer group (including the Company, and provided that The Corporate Executive Board Company was acquired in 2017 and was not factored into the calculation for fiscal year 2017). This 11th place ranking translates into 55% of the award (i.e. 15,530, 5,270 and 4,440 shares, respectively) vesting.

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Synergy RSU Awards

On December 23, 2015, the Company adopted a synergy incentive program intended to reward participants, including certain of the NEOs, for capturing annualized cost reductions in connection with the Company’s acquisition of the Hay Group and delivering on TSR. The awards to the participating NEOs were in the form of performance-based restricted stock units (the “Synergy RSUs”) that are eligible to vest based on achievement of cost reduction goals tested over a performance period, with an interim measurement period, and continued employment through December 1, 2018. The number of Synergy RSUs earned for the performance period and the interim measurement period was subject to adjustment based on the Company’s TSR in relation to the Company’s 2016 peer group over the applicable period in order to align management’s cost reduction actions with long-term stockholder value creation.

The performance period began on September 30, 2015, the last day of the month during which the acquisition was announced, and it ended on April 30, 2017. The interim measurement period began on September 30, 2015 and ended on September 30, 2016. The number of Synergy RSUs earned was tested separately for the performance period and the interim measurement period, but the number of shares earned for the performance period would be reduced by any amount earned for the interim measurement period.

The cost reductions were the annualized ongoing cost savings relating to the acquisition that were achieved during the performance period or interim measurement period, as applicable, including cost savings from restructuring programs, optimization of benefit programs, consolidation of facilities, elimination of redundant marketing and professional expenses, reduced general and administrative expenses from conforming policies and consolidating administrative functions, and consolidation of information technology systems and data centers. In the event expenses associated with the cost saving actions in the performance period or interim measurement period, in the aggregate, exceeded the amount of the annualized ongoing cost savings resulting from the actions in the applicable period, then the cost reductions for the applicable period would have been reduced by such excess. No such adjustments were made.

Mr. Burnison’s target number of Synergy RSUs was 60,078 and Mr. Rozek’s target number of Synergy RSUs was 30,039. The target number of shares would have been earned if cost reductions for the performance period or the interim measurement period equaled $25 million and relative TSR performance was 50th percentile for the performance period or the interim measurement period, as applicable. The threshold for earning any shares was cost reductions of at least $20 million, which would have resulted in from 40% to 60% of target shares being earned, depending on the Company’s relative TSR performance ranking. The maximum amount of cost reductions taken into account was $60 million, which would have resulted in a number of shares being earned equal to target plus from 1.67 to 3 times target, depending on the Company’s relative TSR performance ranking. Based on any applicable cost reductions and relative TSR performance, 267% of target shares were earned, resulting in 160,408 shares for Mr. Burnison and 80,204 shares for Mr. Rozek. The shares are subject to a continued time-based vesting requirement of continued employment through December 1, 2018.

As discussed below on page 38, Mr. Kaye also received a grant of Synergy RSUs. Mr. Mulrooney did not receive a grant of Synergy RSUs because he does not have responsibilities related to the business of the Hay Group.

Fiscal Year 2018 Long-Term Incentive Equity Awards

At the beginning of fiscal year 2018 and as will be described in more detail in the proxy statement for fiscal year 2018, the Company granted regular cycle long-term incentive grants in the form of time-based restricted stock and Relative TSR Units to the named executive officers. Similar to the regular cycle long-term incentive awards granted in fiscal year 2017, including with respect to structure, the Company granted 40% in time-based restricted stock and 60% in Relative TSR Units (based on the number of units/shares granted). For the fiscal year 2018 regular cycle grants, each of the NEOs received the following:

NEO*	Time-Based Restricted Stock	Value of Time-Based Restricted Stock (Based Upon Grant Date Closing Stock Price)	Relative TSR Units Target	Value of Relative TSR Units Target (Based Upon Grant Date Closing Stock Price)
Gary D. Burnison	35,030	$1,200,000	52,540	$1,800,000
Robert P. Rozek	16,990	$582,000	25,450	$872,000
Byrne Mulrooney	11,680	$400,000	17,020	$583,000
Mark Arian**	—	—	—	—

*	Mr. Kaye separated from the Company effective April 28, 2017.
**	In light of his equity grants in April 2017, Mr. Arian did not receive equity grants as a part of the regular grant cycle in July 2017.

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Fiscal 2017 Compensation for Mr. Kaye and Mr. Arian

Mr. Kaye and Mr. Arian were employed by the Company for only a portion of fiscal year 2017. Mr. Kaye separated from the Company effective April 28, 2017 and Mr. Arian commenced employment with the Company in April 2017.

Base Salary

On September 25, 2015, the Company entered into an employment letter with Mr. Kaye and on March 17, 2017, the Company entered into an employment letter with Mr. Arian. In connection with the negotiation of these agreements, the annual base salaries for each of Mr. Kaye and Mr. Arian were set at $450,000. Given his recent commencement of employment, Mr. Kaye’s base salary was not increased in fiscal 2017.

Cash Incentives and Bonuses

Mr. Kaye had a target of $850,000 for his annual cash and long-term incentives, in the aggregate; provided that, for the first twelve months of his employment only, Mr. Kaye was guaranteed a minimum cash payment equal to $750,000. In light of the Company’s performance in fiscal 2016 (as discussed in the Company’s proxy statement for fiscal year 2016) and Mr. Kaye’s guaranteed bonus amount, Mr. Kaye received a pro-rata payment of the $750,000 for fiscal year 2016 ($312,500) and the remaining $437,500 was paid in fiscal 2017. Mr. Kaye was no longer employed by the Company when determinations were made with respect to annual cash incentive payout amounts for fiscal year 2017 and thus no additional amounts were paid to him in respect of annual incentives for fiscal 2017.

In connection with his hire in fiscal 2016 and the integration of the Hay Group with and into the Company, Mr. Kaye was granted a potential cash award of $1,000,000 (the “Retention Bonus”), the payment of which was accelerated in connection with his separation from employment as required by his employment letter agreement and Synergy RSU award agreement and as described in further detail below. Mr. Kaye’s separation-related payments are discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”

Mr. Arian has a target of $1,000,000 for his annual cash and long-term incentives, in the aggregate; provided that, Mr. Arian is guaranteed a minimum annual incentive award of $950,000 for fiscal year 2018 (the “2018 Minimum Incentive”). Because Mr. Arian did not join the Company until the end of fiscal year 2017, he did not receive any annual cash incentive award. Mr. Arian’s one-time guaranteed annual incentive award for 2018 was provided in order to attract him to the Company and he does not have any guaranteed annual incentive award beyond 2018.

Long-Term Equity Incentives

Mr. Kaye had an aggregate target of $850,000 for his target annual cash and long-term incentives, however, in light of the sign-on grants received during fiscal year 2016 (described in the Company’s proxy statement for fiscal year 2016), Mr. Kaye did not participate in the ordinary annual grant cycle.

In fiscal 2016, Mr. Kaye also received a grant of Synergy RSUs subject to the same terms and conditions as the Synergy RSUs granted to Messrs. Burnison and Rozek, as described above on page 37. In connection with his termination of employment, he was entitled to prorated vesting of the award in accordance with its terms. Mr. Kaye’s separation-related payments, including with respect to the treatment of his sign-on equity awards and Synergy RSUs, are discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”

Mr.  Arian did not commence employment until the fourth quarter of fiscal year 2017 and thus did not participate in the Company’s ordinary annual grant cycle. He did, however, receive a sign-on grant during fiscal year 2017 (and did not participate in the ordinary annual grant cycle in fiscal 2018). In connection with the negotiation of his offer letter during fiscal year 2017, Mr. Arian received a time-based restricted stock unit award (the “Sign On Equity Award”) of 13,200 shares that vests in five equal annual installments beginning on April 3, 2018.

OTHER COMPENSATION ELEMENTS

Benefits and Perquisites

The Company provides named executive officers the same benefits that are provided to all employees, including medical, dental and vision benefits, group term life insurance and participation in the Company’s 401(k) plan. In addition, the named executive officers receive the same benefits provided to all employees at the level of vice president and above, including an automobile allowance and participation in the Company’s nonqualified deferred compensation plan (described below).

Nonqualified Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan, known as the Korn/Ferry International Executive Capital Accumulation Plan (“ECAP”). Pursuant to the ECAP, the named executive officers, along with all other U.S.-based vice presidents, may defer up to 80% of their salary and/or up to 100% of their annual cash incentive award into the ECAP. Participants in the ECAP make elections on how they would like their deemed account “invested” from a set line up of 15 pre-determined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company matching

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and performance contributions to the ECAP are approved by the Committee. During fiscal year 2017, no Company contributions were made to the ECAP on behalf of the named executive officers. Participants in the ECAP may elect to receive distributions (in lump sum) while employed by the Company (and after such amounts have become vested) or upon termination of their employment with the Company.

Long-Term Performance Unit Plan

In fiscal year 2017, the Committee approved the Korn/Ferry International Long Term Performance Unit Plan (the “LTPU Plan”). The Company’s named executive officers are eligible to participate in the LTPU Plan; currently Mr. Mulrooney and Mr. Arian are the only named executive officers that participate. The purpose of the LTPU Plan is to promote the success of the Company by providing a select group of management and highly compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate and retain such employees. Pursuant to the LTPU Plan, the Committee may grant cash-based unit awards (the “Unit Awards”). Unless a participant dies or becomes disabled, or makes an election in accordance with the LTPU Plan, each vested Unit Award will pay out an annual benefit of $25,000 (subject to a potential performance adjustment) for each of five years commencing on the seventh anniversary of the grant date. Subject to the terms of the LTPU Plan, participants may elect to have their annual benefits start on a later date and/or pay out in a lower annual amount over a greater number of years. The Unit Awards granted to Messrs. Mulrooney and Arian vest upon the following circumstances: (i) the fourth anniversary of the grant date, subject to continued service as of such date; (ii) the later of the grantee’s 65th birthday and the second anniversary of the grant date, subject to continued services as of each such date; (iii) death or disability, or (iv) a change of control event (as defined in the LTPU Plan).

Employment Agreements

Each of the Company’s named executive officers is covered by an employment contract or letter agreement that provides for a minimum annual level of salary, target incentives, eligibility for long-term incentives and benefit eligibility. The agreements also provide for a severance benefit in the event of a termination of employment without “cause” or for “good reason,” as such terms are defined in the agreements. It is the Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Please refer to the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below for further discussion of these agreements.

OTHER POLICIES

Stock Ownership Guidelines

The Company’s amended and restated stock ownership guidelines provide that all named executive officers are required to own three times their annual base salary in Company common stock. In addition, such guidelines require non-employee directors to hold three times their annual cash retainer in Company common stock. Stock ownership includes direct stock ownership but does not include unvested stock awards. Pursuant to the stock ownership guidelines, the stock ownership level will be calculated annually on the day of the Company’s annual meeting of stockholders based on the prior thirty-day average closing stock price as reported by the NYSE. Until the stock ownership level is met, each executive officer and non-employee director must retain at least 75% of the net shares received upon vesting of restricted stock awards and 50% of the net shares received upon exercise of stock options. When an executive officer’s stock ownership requirement increases as a result of an increase in the officer’s annual salary, the officer will become subject to such higher stock ownership level over a five-year proportional phase-in period.

Clawback Policy

Pursuant to the Company’s clawback policy, in the event that the Board determines there has been an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all applicable incentive payments and if such payments would have been lower had they been calculated based on such restated results, the Board may, to the extent permitted by governing law, seek to recoup for the benefit of the Company such payments to and/or equity awards held by executive officers or the principal accounting officer who are found personally responsible for the material restatement, as determined by the Board.

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Policies Prohibiting Hedging, Speculative Trading and Pledging

The Company has adopted policies prohibiting officers, directors and employees from engaging in speculative transactions (such as puts, calls, short sales) or in any type of hedging transaction (such as zero cost collars and forward sale contracts) in Company securities. Further, directors and officers are expressly prohibited from margining Company securities or pledging Company securities as collateral for a loan.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for named executive officers (other than the chief financial officer) depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Committee usually seeks to satisfy the requirements necessary to allow the compensation of its named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, but may also approve compensation that is not deductible under Section 162(m). For example, for fiscal 2017 no annual bonuses would have been paid, and no equity awards would have been granted in fiscal year 2017, to any of the named executive officers if the Company had not achieved at least 7% ROIC or $1.50 of adjusted diluted EPS.

COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2017 with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Compensation and Personnel Committee

Jerry P. Leamon, Chair
Christina A. Gold
William R. Floyd
Doyle N. Beneby

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2017, at all times, all members of the Compensation and Personnel Committee were “independent”; none were employees or former employees of the Company and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation and Personnel Committee or Board.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

FISCAL YEAR 2017, 2016 AND 2015 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the total compensation paid to or earned by each of the named executive officers in fiscal 2017, 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary D. Burnison, President and Chief Executive Officer	2017	910,000		—		1,787,537	1,267,630	7,979	(4)	53,462	(5)	4,026,608
	2016	910,000		—		5,007,588	1,669,850	19,508	(4)	27,306		7,634,252
	2015	861,538	(3)	—		1,515,819	1,654,148	26,594	(4)	19,227		4,077,326
Robert P. Rozek, Executive Vice- President, Chief Financial Officer and Chief Corporate Officer	2017	575,000		—		856,534	800,975	—		27,711	(7)	2,260,220
	2016	516,667	(6)	—		2,367,371	1,055,125	—		22,872		3,962,035
	2015	475,000		—		514,386	863,429	—		16,977		1,869,792
Byrne Mulrooney, Chief Executive Officer of Korn/ Ferry International Futurestep, Inc.	2017	450,000		—		1,489,630	750,000	—		22,862	(9)	2,712,492
	2016	450,000		—		683,758	950,000	—		20,361		2,104,119
	2015	426,154	(8)	—		433,225	808,700	—		32,200		1,700,279
Mark Arian, Chief Executive Officer of Korn/ Ferry International, The Hay Group	2017	37,500	(10)	—		399,960	—	—		541	(11)	438,001
	2016	—		—		—	—	—		—		—
	2015	—		—		—	—	—		—		—
Stephen D. Kaye, Former Chief Executive Officer of Korn/Ferry International, The Hay Group	2017	450,000		437,500	(13)	117,512	—	—		10,348	(14)	1,015,360
	2016	187,500	(12)	312,500	(13)	1,705,052	—	—		35,639		2,240,691
	2015	—		—		—	—	—		—		—

(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. Certain assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2017. For the 2017 grants, the value of the maximum number of shares that could be earned as Relative TSR Units granted to each named executive officer is as follows: Mr. Burnison, $1,655,093, Mr. Rozek, $792,907 and Mr. Mulrooney, $1,379,203. For the Relative TSR Units, the grant date fair value is measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year Treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. For Mr. Burnison, Mr. Rozek and Mr. Mulrooney, the assumed per-share value of Relative TSR Units for the July 8, 2016 annual grant was $12.24, for the July 8, 2015 annual grant was $39.35 and for the July 25, 2014 annual grant was $33.85. During fiscal 2017, both Mr, Kaye’s time-based restricted stock award and Synergy RSUs granted in fiscal 2016 were accelerated in connection with his termination of employment. The net incremental cost of $117,512 associated with the modifications is included above.

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(2)	Reflects cash incentive compensation earned in the applicable fiscal year and paid in the following fiscal year.
(3)	Mr. Burnison’s base annual salary from May 1, 2014 to June 25, 2014 was $700,000, at which time his employment agreement was amended and restated increasing Mr. Burnison’s base annual salary to $910,000.
(4)	The values in the table represent, for each applicable fiscal year, the aggregate change in the actuarial present value of Mr. Burnison’s accumulated benefit under the Enhanced Wealth Accumulation Plan (the “EWAP”) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial reporting purposes with respect to the Company’s audited financial statements for the covered fiscal year. As discussed under “Fiscal 2017 Pension Benefits,” participants in the EWAP elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight year period, or in some cases, make an after tax contribution, in return for defined benefit payments from the Company over a fifteen year period generally at retirement age of 65 or later. Mr. Burnison is the only named executive officer that participates in the EWAP. To date, Mr. Burnison has contributed $55,200 to the EWAP. In June 2003, the Company amended the EWAP plan, so as not to allow new participants or the purchase of additional deferral units by existing participants.
(5)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $1,095, executive short-term life insurance premium and/or imputed income of $4,752, 401(k) employer matching contribution of $3,600 and dividends on unvested restricted stock of $38,615.
(6)	Mr. Rozek’s base annual salary from May 1, 2015 to December 28, 2015 was $475,000, at which time his offer letter was amended increasing Mr. Rozek’s base annual salary to $575,000.
(7)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $1,095, executive short-term life insurance premium and/or imputed income of $4,514, 401(k) employer matching contribution of $3,600 and dividends on unvested restricted stock of $13,102.
(8)	Mr. Mulrooney’s base annual salary from May 1, 2014 to June 26, 2014 was $300,000, at which time his offer letter was amended increasing Mr. Mulrooney’s base annual salary to $450,000.
(9)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $1,095, executive short-term life insurance premium and/or imputed income of $3,056, 401(k) employer matching contribution of $3,600 and dividends on unvested restricted stock of $9,711.
(10)	Mr. Arian’s base annual salary is $450,000. Mr. Arian joined the Company on April 3, 2017.
(11)	Represents an auto allowance of $450 and executive long-term disability insurance premium and/or imputed income of $91.
(12)	Mr. Kaye’s base annual salary was $450,000. Mr. Kaye joined the Company on December 1, 2015.
(13)	Mr. Kaye had a target of $850,000 for his annual cash and long-term incentives, in the aggregate; provided that, for the first twelve months of his employment only, Mr. Kaye was guaranteed a minimum cash payment equal to $750,000. In light of the Company’s performance and Mr. Kaye’s guaranteed bonus amount, the Committee determined that it was appropriate for Mr. Kaye to receive a pro-rata payment of $750,000 for which $312,500 was paid in fiscal year 2016 and $437,500 was paid in fiscal year 2017.
(14)	Represents an auto allowance of $5,400, executive long-term disability insurance premium and/or imputed income of $365, executive short-term life insurance premium and/or imputed income of $983 and 401(k) employer matching contribution of $3,600.

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FISCAL YEAR 2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information with respect to non-equity incentive plan compensation and equity awards granted in fiscal 2017 to the named executive officers, in the case of equity awards, under the Company’s Third Amended and Restated 2008 Stock Incentive Plan.

		Estimate Future Payments Under Non-Equity Incentive Plan Awards				Estimate Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)	Value of Stock and Option Awards
Gary D. Burnison	7/8/2016	—	—		—	—	—	—	45,070	959,991
	7/8/2016	—	—		—	16,903	67,610	135,220	—	827,546
		—	—		—				—
	—	—	910,000	(2)	2,730,000	—	—	—	—	—
Robert P. Rozek	7/8/2016	—	—		—	—	—	—	21,600	460,080
	7/8/2016	—	—		—	8,098	32,390	64,780	—	396,454
	—	—	575,000	(3)	1,875,000	—	—	—	—	—
Byrne Mulrooney	7/8/2016	—	—		—	—	—	—	37,560	800,028
	7/8/2016	—	—		—	14,085	56,340	112,680	—	689,602
	—	—	—	(4)	1,875,000	—	—	—	—	—
Mark Arian	4/3/2017	—	—		—	—	—	—	13,200	399,960
	—	—	—	(5)		—	—	—	—	—
Stephen D. Kaye	—	—	—		—	—	—	—	—	117,512	(7)
	—	—	—	(6)	1,875,000	—	—	—	—	—

(1)	Maximum potential payout under section 162(m) compliant plan; Committee retains complete negative discretion to award lesser amount.
(2)	Mr. Burnison has an annual target incentive award equal to 100% of his base salary.
(3)	Mr. Rozek has an annual target incentive award equal to 100% of his base salary.
(4)	For fiscal year 2017, Mr. Mulrooney had an annual target incentive award (cash incentive and long-term equity) of $1,150,000.
(5)	Mr. Arian has an annual target incentive award (cash incentive and long-term equity) of $1,000,000 for 2018 but did not participate in the annual cash incentive plan for 2017.
(6)	Mr. Kaye had an annual target incentive award (cash incentive and long-term equity) of $850,000.
(7)	Mr. Kaye received a time-based restricted stock award on his hire date and a Synergy RSU in fiscal 2016. Both awards were accelerated in connection with his termination of employment, resulting in net incremental cost of $117,512.

EMPLOYMENT AGREEMENTS

Certain elements of compensation set forth in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” reflect the terms of employment or letter agreements entered into between the Company and each of the named executive officers that were in effect as of April 30, 2017.

Gary D. Burnison. We entered into an amended and restated employment agreement with Mr. Burnison dated July 25, 2014 (the “Burnison Employment Agreement”) pursuant to which Mr. Burnison serves as Chief Executive Officer. Pursuant to the Burnison Employment Agreement, we agreed to provide Mr. Burnison with the following annual compensation: (1) an annual base salary of $910,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 100% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 200% of annual base salary; and (3) subject to approval of the Board, participation in the Company’s equity incentive program. In addition, Mr. Burnison is eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

Robert P. Rozek. We entered into an employment agreement with Robert Rozek on February 6, 2012 and an amendment thereto on December 28, 2015 (collectively, the “Rozek Employment Agreement”) pursuant to which Mr. Rozek serves as Executive Vice President, Chief Financial Officer and Chief Corporate Officer of the Company. The Rozek Employment

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Agreement provided for an initial term ending on April 30, 2015 that is automatically renewed for successive terms of one year unless sooner terminated. Pursuant to the terms of the Rozek Employment Agreement, Mr. Rozek receives an annual base salary of $575,000. Mr. Rozek is eligible for an annual target cash incentive award equal to 100% of his annual base salary with the ability to earn additional amounts up to a maximum cash award equal to 200% of his annual base salary. In addition, Mr. Rozek is eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

Byrne Mulrooney. We entered into a letter agreement with Byrne Mulrooney dated June 26, 2014, (the “Mulrooney Letter Agreement”) pursuant to which Mr. Mulrooney serves as the Chief Executive Officer of Futurestep, Inc. The Mulrooney Letter Agreement provides for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a value of $650,000 and a maximum of $1,350,000 (increased to an annual target incentive award (cash and long-term equity) with a value of $1,150,000 pursuant to an October 2016 amendment in order to retain Mr. Mulrooney given his performance and the increased performance of the Futurestep business and due to the fact that his prior opportunity placed him below the median of the peer group). In addition, Mr. Mulrooney is eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

Mark Arian. We entered into a letter agreement with Mark Arian dated March 17, 2017 (the “Arian Letter Agreement”) pursuant to which he serves as the Chief Executive Officer of the Hay Group. The Arian Letter Agreement provides for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a target value of $1,000,000 and a maximum of $1,550,000; provided, however, that for fiscal year 2018, Mr. Arian is guaranteed a minimum annual incentive award of $950,000. The Arian Letter Agreement also provides for a one-time award of long-term performance units under the Company’s LTPU plan and a sign-on award of restricted stock units with a grant date fair value of $400,000 (the “Sign On Award”) that vest in five equal annual installments on each of the first five anniversaries of the grant date. In addition, Mr. Arian is eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

Stephen Kaye. We entered into a letter agreement with Stephen Kaye dated September 23, 2015 (the “Kaye Letter Agreement”) that governed Mr. Kaye’s employment as the Chief Executive Officer of the Hay Group prior to his termination. The Kaye Letter Agreement provided for (1) an annual base salary of $450,000; and (2) an annual target incentive award (cash and long-term equity) with a target value of $850,000 and a maximum of $1,550,000; provided, however, that during Mr. Kaye’s first twelve months of employment, he was guaranteed minimum total cash compensation (consisting of base salary and annual incentive award) of $1,200,000 (of which the annual incentive portion was $750,000 (the “First Year Minimum Incentive”)). Mr. Kaye also received a sign-on award of restricted stock units with a grant date fair value of $1,000,000 (the “Sign On Award”) that were scheduled to vest in four equal annual installments on each of the first four anniversaries of Mr. Kaye’s start date. He was also granted a cash retention award of $1,000,000 (the “Retention Bonus”) that was scheduled to be paid 50% on (or within 45 days following) December 1, 2017 and 50% on (or within 45 days following) December 1, 2018. In addition, Mr. Kaye was eligible to participate in employee benefit plans, arrangements and programs maintained from time to time by the Company for the benefit of senior executives.

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FISCAL YEAR 2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to options to purchase shares of the Company’s common stock, restricted stock and restricted stock unit grants to the named executive officers outstanding as of April 30, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value Unearned Shares or Other Rights that Have Not Vested ($)
Gary D. Burnison	—	—	—	—	—	9,410(1)	304,884	—	—
	—	—	—	—	—	17,633(2)	571,309	—	—
	—	—	—	—	—	45,070(3)	1,460,268	—	—
	—	—	—	—	—	—	—	15,530(4)	503,172
	—	—	—	—	—	—	—	35,260(5)	1,142,424
	—	—	—	—	—	—	—	67,610(6)	2,190,564
	—	—	—	—	—	160,408(7)	5,197,219	—	—
Robert P. Rozek	—	—	—	—	—	3,195(1)	103,518	—	—
	—	—	—	—	—	7,718(2)	250,063	—	—
	—	—	—	—	—	21,600(3)	699,840	—	—
	—	—	—	—	—	—	—	5,270(8)	170,748
	—	—	—	—	—	—	—	15,430(9)	499,932
	—	—	—	—	—	—	—	32,390(10)	1,049,436
	—	—	—	—	—	80,204(11)	2,598,610	—	—
Byrne Mulrooney	—	—	—	—	—	3,433(12)	111,229	—	—
	—	—	—	—	—	2,690(1)	87,156	—	—
	—	—	—	—	—	5,513(2)	178,621	—	—
	—	—	—	—	—	37,560(3)	1,216,944	—	—
	—	—	—	—	—	—	—	4,440(13)	143,856
	—	—	—	—	—	—	—	11,020(14)	357,048
	—	—	—	—	—	—	—	56,340(15)	1,825,416
Mark Arian	—	—	—	—	—	13,200(16)	427,680	—	—
Stephen Kaye	—	—	—	—	—	—	—	—	—

(1)	The time-based restricted stock grant was made on July 25, 2014 and vests in four equal annual installments beginning on July 25, 2015.
(2)	The time-based restricted stock grant was made on July 8, 2015 and vests in four equal annual installments beginning on July 8, 2016.
(3)	The time-based restricted stock grant was made on July 8, 2016 and vests in four equal annual installments beginning on July 8, 2017.
(4)	This grant of Relative TSR Units was made on July 25, 2014. The award has a three-year vesting period after which between 0 and 56,480 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 25, 2017, 15,530 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(5)	This grant of Relative TSR Units was made on July 8, 2015. The award has a three-year vesting period after which between 0 and 70,520 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 100% of target.
(6)	This grant of Relative TSR Units was made on July 8, 2016. The award has a three-year vesting period after which between 0 and 135,220 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 100% of target.

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(7)	This grant of Synergy RSUs was made on December 23, 2015 and has characteristics of both market-based and performance-based restricted stock. The award had a three-year vesting period after which between 0 and 240,312 shares were eligible to vest depending upon the Company’s total stockholder return over the measurement period relative to a peer group of companies and contingent on the level of cost reduction goals achieved over the performance period. At the end of the performance measurement period ended April 30, 2017, it was determined that 267% of shares at target would vest on December 1, 2018, subject to continued employment through such date.
(8)	This grant of Relative TSR Units was made on July 25, 2014. The award has a three-year vesting period after which between 0 and 19,160 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 25, 2017, 5,270 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(9)	This grant of Relative TSR Units was made on July 8, 2015. The award has a three-year vesting period after which between 0 and 30,860 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 100% of target.
(10)	This grant of Relative TSR Units was made on July 8, 2016. The award has a three-year vesting period after which between 0 and 64,780 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 100% of target.
(11)	This grant of Synergy RSUs was made on December 23, 2015 and has characteristics of both market-based and performance-based restricted stock. The award had a three-year vesting period after which between 0 and 120,156 shares were eligible to vest depending upon the Company’s total stockholder return over the measurement period relative to a peer group of companies and contingent on the level of cost reduction goals achieved over the performance period. At the end of the performance measurement period ended April 30, 2017, it was determined that 267% of shares at target would vest on December 1, 2018, subject to continued employment through such date.
(12)	The time-based restricted stock grant was made on July 9, 2013 and vests in four equal annual installments beginning on July 9, 2014.
(13)	This grant of Relative TSR Units was made on July 25, 2014. The award has a three-year vesting period after which between 0 and 16,140 shares may vest depending upon the Company’s total stockholder return over the three-year vesting period relative to a peer group of companies. On July 25, 2017, 4,440 shares vested based upon the Company’s total stockholder return over the three-year performance period relative to a peer group of companies.
(14)	This grant of Relative TSR Units was made on July 8, 2015. The award has a three-year vesting period after which between 0 and 22,040 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 100% of target.
(15)	This grant of Relative TSR Units was made on July 8, 2016. The award has a three-year vesting period after which between 0 and 112,680 shares may vest depending upon the Company’s total stockholder return over the three-year period relative to a peer group of companies. Calculated using the probable outcome of 100% of target.
(16)	The time-based restricted stock unit grant was made on April 3, 2017 and vests in five equal annual installments beginning on April 3, 2018.

STOCK VESTED IN FISCAL YEAR 2017

The following table sets forth information with respect to and the vesting of stock awards for each of the named executive officers during the fiscal year ended April 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary D. Burnison	—	—	144,880	3,198,449
Robert P. Rozek	—	—	49,735	1,097,529
Byrne Mulrooney	—	—	21,847	484,279
Mark Arian	—	—	—	—
Stephen D. Kaye	—	—	38,195	1,191,698

FISCAL YEAR 2017 PENSION BENEFITS

The following table sets forth the pension benefits of the named executive officers as of April 30, 2017.

Name	Plan Name	Number of Years Credited Service or Number of Units Earned (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gary D. Burnison	Executive Wealth Accumulation Plan (“EWAP”)	13	300,625	—

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Enhanced Wealth Accumulation Plan

The EWAP was established in fiscal 1994. Certain vice presidents elected to participate in a “deferral unit” that required the participant to contribute a portion of their compensation for an eight year period, or in some cases, make an after-tax contribution, in return for defined benefit payments from the Company over a fifteen year period generally at retirement age of 65 or later. Participants were able to acquire additional “deferral units” every five years.

In June 2003, the Company amended the EWAP so as not to allow new participants or the purchase of additional deferral units by existing participants. The assumptions used to calculate the present value of the accumulated benefit under the EWAP are set forth in Note 6 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2017.

FISCAL YEAR 2017 NONQUALIFIED DEFERRED COMPENSATION

The nonqualified deferred compensation plan earnings and withdrawals of the named executive officers as of April 30, 2017 are set forth in the table below.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/loss in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Gary D. Burnison	—	—	622	—	993,296(1)
Robert P. Rozek	—	—	—	—	—
Byrne Mulrooney	—	875,000	—	—	875,000(2)
Mark Arian	—	1,000,000	—	—	1,000,000(2)

(1)	The “Aggregate Balance at Last FYE” is comprised of contributions made by both Mr. Burnison and the Company of which $209,000 was reported as contributions in Summary Compensation Tables in prior-year proxy statements beginning with the fiscal 2007 proxy statement. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.
(2)	On July 8, 2016, the Company established the Long Term Performance Unit Plan (“LTPU Plan”) in order to promote the success of the Company by providing a select group of management and highly compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate and retain such employees. A unit award has a base value of $50,000 for the purpose of determining the payment that would be made upon early termination for a partially vested unit award. The units vest 25% on each anniversary date with the unit becoming fully vested on the fourth anniversary of the grant date, subject to the participant’s continued service as of each anniversary date. Each vested unit award will pay out an annual benefit of $25,000 for each of five years commencing on the seventh anniversary of the grant date. Mr. Mulrooney and Mr. Arian received 7 units and 8 units, respectively, and the value shown in the table represents the maximum benefit pursuant to such units. The value of such units will be reported in the Summary Compensation Table in future years upon the vesting thereof.

Please see the “Other Compensation Elements” section on pages 38 and 39 for further discussion of the Company’s nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would become payable to each of the named executive officers (other than Mr. Kaye) under existing plans and arrangements if that named executive officer’s employment had terminated on April 30, 2017 (pursuant to his employment agreement then in effect), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. The information presented below with respect to Mr. Kaye, however, reflects actual amounts received in connection with his termination of employment in April of 2017. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and EWAP, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plan, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate. The actual amounts that would be paid

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upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age. References to “performance shares” mean any outstanding Relative TSR Units or Synergy RSUs.

Gary D. Burnison. Under the Burnison Employment Agreement, if Mr. Burnison’s employment terminated due to death or disability, then he, or his legal representatives, would receive: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved (provided, however, that with respect to Mr. Burnison’s Synergy RSUs, he would receive the number of shares actually earned in the performance period and interim measurement period based on Company performance over the entire performance period and interim measurement period); and (5) reimbursement of COBRA coverage premiums for Mr. Burnison and his dependents for as long as such coverage was available under COBRA.

If we terminated Mr. Burnison’s employment for cause or he voluntarily terminated his employment without good reason, then we would pay him accrued compensation through the date of termination.

Under the Burnison Employment Agreement, prior to a change in control or more than 12 months after a change in control, if Mr. Burnison’s employment was terminated by us without cause or by Mr. Burnison for good reason, then we would provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) cash payments equal to one and one-half times his then current annual base salary and one and one-half times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage was available under COBRA; (5) vesting on the date of termination of all outstanding stock options, other equity-type incentives, and all benefits held under the ECAP (excluding performance shares) that would have vested within 12 months of his termination; and (6) for performance shares, a pro rata award of performance shares based on actual performance and the number of days Mr. Burnison was employed during the performance period (and the subsequent time-based vesting period, in the case of the Synergy RSUs) plus an additional year (provided this number of days does not exceed the number of days in the performance period).

The Burnison Employment Agreement provides that if there was a change of control and within 12 months Mr. Burnison’s employment was terminated by us without cause or by Mr. Burnison for good reason, then we would provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award; (3) cash payments equal to the sum of two times his current annual base salary and two times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependents for so long as such coverage is available under COBRA and for six months thereafter, reimbursement of a portion of the cost of healthcare coverage for him and his dependents; (5) vesting on the date of termination of all outstanding stock options, other equity-type incentives, and all benefits under the ECAP (excluding performance shares); (6) a pro rata award of performance shares (other than Synergy RSUs) based on the greater of the Company’s actual performance and target performance and the number of days in the performance period prior to the change in control; (7) a pro rata award of performance shares (other than Synergy RSUs) based on target performance and the number of days remaining in the performance period after a change in control; and (8) for Synergy RSUs, a pro rata award based on actual performance and the number of days Mr. Burnison was employed during the performance period and subsequent time-based vesting period plus an additional year (provided the number of days does not exceed the number of days in the performance period).

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Under the Burnison Employment Agreement, the severance benefits described above are conditioned on Mr. Burnison’s execution and delivery of a general release and compliance with covenants relating to confidentiality, nonsolicitation and noncompetition.

Gary D. Burnison	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Death or Disability
Equity/ECAP (excluding performance-based shares)	$707,940	$2,336,461	$2,336,461
Performance-Based Shares(1)	7,269,619	7,997,807	9,033,379
Base Salary	1,365,000	1,820,000	—
Bonus	2,632,630	2,730,000	910,000
Health Benefits	45,813	61,084	91,625(2)
TOTAL	$12,021,002	$14,945,352	$12,371,465

(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2017, it was assumed that the Company achieved target performance. With respect to Mr. Burnison’s grants of performance shares for which the measurement period ended on April 30, 2017 (and vested on July 25, 2017), actual results were used in the calculations. With respect to Mr. Burnison’s grant of performance shares for which the measurement period ended on April 30, 2017, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	Where Mr. Burnison or his dependents are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Robert P. Rozek. Under the Rozek Employment Agreement, if Mr. Rozek’s employment terminates due to death or disability, then he, or his legal representatives, would receive: (1) all accrued compensation as of the date of termination; (2) full vesting of all outstanding stock options, other equity-type incentives (excluding performance shares and benefits under the ECAP, if any); (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved (provided, however, that with respect to Mr. Rozek’s Synergy RSUs, he would receive the number of shares actually earned in the performance period and interim measurement period based on Company performance over the entire performance period and interim measurement period); and (5) reimbursement of COBRA coverage premiums for him and his dependents for as long as such coverage is available under COBRA.

If we terminate Mr.  Rozek’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination.

In the event that Mr. Rozek’s employment is terminated by the Company without cause or by Mr. Rozek for good reason prior to a change in control or more than 12 months after a change in control occurs, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual Company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months; (5) all outstanding equity incentive awards (other than any performance shares) held by Mr. Rozek and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; and (6) a pro rata award of performance shares based on actual performance and the number of days Mr. Rozek was employed during the performance period (and the subsequent time-based vesting period, in the case of the Synergy RSUs) plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. Rozek’s employment is terminated by the Company without cause or by Mr. Rozek for good reason within 12 months following a change in control, the Company will pay Mr. Rozek the following severance payments: (1) his accrued compensation; (2) a pro-rata portion of his target annual cash incentive award; (3) a cash payment equal to the sum of one time his current annual base salary and one time his target bonus to be paid over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months, plus an additional 6 months of health plan premium reimbursement; (5) all outstanding stock options and other equity type incentives held by Mr. Rozek and benefits under the ECAP (if any) at the time of termination, except for performance shares, will become fully vested as of the date of termination; (6) a pro-rata number of performance shares (other than Synergy RSUs) and/or a payout under any long-term performance-based cash incentive program based on actual performance and the number of days in the performance period prior to the change in control; (7) a pro-rata number of performance shares (other than Synergy RSUs) and/or a payout under any long-term performance-based cash incentive program based on target performance and the number of days remaining in the performance period after the change in control; and (8) for Synergy RSUs, a pro rata award based on actual performance and the number of days Mr. Rozek was employed during the performance period and subsequent time-based vesting period plus an additional year (provided the number of days does not exceed the number of days in the performance period).

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In the event Mr. Rozek’s employment is terminated by the Company without cause upon the expiration of any one-year term of the Rozek Employment Agreement, the Company will pay Mr. Rozek his accrued compensation and, subject to Mr. Rozek’s provision of transition services to the Company for a period of three months (during which time Mr. Rozek would be entitled to continued pay at his then current annual base salary rate and participation in the Company’s welfare benefit plans, but no additional bonus or equity compensation), (1) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months, (2) reimbursement of COBRA coverage premiums for Mr. Rozek and his covered dependents for up to 18 months following termination, (3) the equity awards initially granted to Mr. Rozek in connection with his employment agreement will become fully vested (assuming the target performance), (4) all outstanding equity incentive awards (the equity awards initially granted to Mr. Rozek in connection with his employment agreement and any other performance shares) held by Mr. Rozek and benefits under the ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination, and (5) a pro rata award of performance shares based on actual performance and the number of days Mr. Rozek was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

The severance benefits described above are conditioned on Mr. Rozek’s execution and delivery of a general release and compliance with covenants relating to confidentiality, non-solicitation and non-competition.

Robert P. Rozek	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Death or Disability
Equity (excluding performance-based shares)	$310,068	$1,053,421	$1,053,421
Performance-Based Shares(1)	3,452,086	3,800,939	4,318,726
Base Salary	575,000	575,000	—
Bonus	800,975	1,150,000	575,000
Health Benefits	45,813	61,084	91,625(2)
TOTAL	$5,183,942	$6,640,444	$6,038,772
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2017, it was assumed that the Company achieved target performance. With respect to Mr. Rozek’s grants of performance shares for which the measurement period ended on April 30, 2017 (and vested on July 25, 2017), actual results were used in the calculations. With respect to Mr. Rozek’s grant of performance shares for which the measurement period ended on April 30, 2017, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	Where Mr. Rozek or his dependents are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Byrne Mulrooney. Under the Mulrooney Letter Agreement, in the event that Mr. Mulrooney’s employment is terminated by the Company for any reason other than cause or due to Mr. Mulrooney’s death or disability or by Mr. Mulrooney for good reason, and such termination occurs prior to or more than 12 months following the occurrence of a change in control, the Company will pay Mr. Mulrooney the following severance payments subject to his execution and delivery of a general release and compliance with the restrictive covenants set forth in the agreement: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months; (4) reimbursement of COBRA coverage premiums for Mr. Mulrooney and his covered dependents for up to 18 months following termination; (5) all outstanding equity incentive awards (other than any performance shares) held by Mr. Mulrooney and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; and (6) a pro rata award of performance shares based on actual performance and the number of days Mr. Mulrooney was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In the event that Mr. Mulrooney’s employment is terminated by the Company for any reason other than cause or due to Mr. Mulrooney’s death or disability or by Mr. Mulrooney for good reason and such termination occurs within 12 months following the occurrence of a change in control, then Mr. Mulrooney will be entitled to receive the same severance benefits as described above (subject to the execution and delivery of a general release and compliance with the restrictive covenants in the agreement) except that the cash payment described in (3) above will equal one time Mr. Mulrooney’s then current annual base salary plus his then current target annual incentive award and Mr. Mulrooney will be entitled to full vesting of his outstanding equity awards and benefits under the ECAP (if any); provided, however, that with respect to performance shares, such vesting will be based on actual performance through the date of the change in control.

In addition, pursuant to the terms of the LTPU Plan and Mr. Mulrooney’s LTPU award, his unvested LTPU award would become vested upon the occurrence of his death or disability or in the event of a change in control and payout of the award, which generally commences in the calendar year including the seventh anniversary of the grant date and occurs in equal annual installments over five years thereafter (unless elected otherwise), would commence on the 60th day following a termination due to death or during the year of disability. Each unit awarded under the LTPU Plan has a total value of $125,000. Mr. Mulrooney was

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awarded seven units under the LTPU Plan and thus the total value of his vested award is $875,000. If Mr. Mulrooney terminates employment prior to his death or disability and not for cause, he is entitled to a lump sum payment based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Because Mr. Mulrooney’s LTPU award was made on July 8, 2016, however, he would have forfeited the award in the event of such a termination occurring on the last day of fiscal year 2017.

Byrne Mulrooney	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Change of Control	Death or Disability
Equity (excluding performance-based shares)	$457,731	$1,593,950	$—	$—
Performance-Based Shares(1)	1,719,515	2,326,320	—	—
Base Salary	450,000	450,000	—	—
Bonus	750,000	1,400,000	—	—
Health Benefits	42,651	42,651	—	—
LTPU Award(2)	—	—	875,000	875,000
TOTAL	$3,419,897	$5,812,921	$875,000	$875,000
(1)	For the calculations above, if performance shares would vest based on actual Company performance, to the extent the applicable vesting period was still ongoing as of the end of fiscal 2017, it was assumed that the Company achieved target performance. With respect to Mr. Mulrooney’s grants of performance shares for which the measurement period ended on April 30, 2017 (and vested on July 25, 2017), actual results were used in the calculations. With respect to Mr. Mulrooney’s grant of performance shares for which the measurement period ended on April 30, 2017, the measurement period was assumed to have concluded prior to his termination for purposes of the table.
(2)	The vesting of Mr. Mulrooney’s LTPU award would accelerate on a change of control or a termination due to death or disability and payout of the award, which generally commences in the calendar year including the seventh anniversary of the grant date and occurs in equal annual installments over five years thereafter (unless elected otherwise) would commence on the 60th day following a termination due to death or on the one-year anniversary of a termination due to disability but would still occur in equal annual installments in accordance with the terms of the LTPU plan.

Mark Arian. Under the Arian Letter Agreement, in the event that Mr. Arian’s employment is terminated by the Company for any reason other than cause (and not due to Mr. Arian’s death or disability) or by Mr. Arian for good reason, and such termination occurs prior to or more than 12 months following the occurrence of a change in control, Mr. Arian will become entitled to the following payments and benefits subject to his execution and delivery of a general release and compliance with the restrictive covenants set forth in the agreement: (1) his accrued compensation; (2) a pro-rata portion of his annual cash incentive award, based on actual company performance, for the year in which his employment terminated; (3) a cash payment equal to one time his then current annual base salary to be paid in equal monthly installments over 12 months; (4) any portion of the 2018 Minimum Incentive that has not already been paid as of the date of termination; (5) reimbursement of COBRA coverage premiums for Mr. Arian and his covered dependents for up to 18 months following termination; (6) full vesting of the Sign On Equity Award to the extent then outstanding and unvested; (7) all outstanding equity incentive awards (other than the Sign On Equity Award and any performance shares) held by Mr. Arian and benefits under the Company’s ECAP (if any) at the time of termination that would have vested in the 12 months following the date of termination will become fully vested as of the date of termination; (8) outstanding LTPU awards will be treated in accordance with the LTPU Plan (as described in more detail below); and (9) a pro rata award of performance shares and/or long-term performance-based cash incentives based on actual performance and the number of days Mr. Arian was employed during the performance period plus an additional year (provided this number of days does not exceed the number of days in the performance period).

In addition, in the event that Mr. Arian’s employment is terminated by the Company for any reason other than cause (and not due to death or disability) or by My. Arian for good reason and such termination occurs within 12 months following the occurrence of a change in control, then Mr. Arian will be entitled to receive the same severance benefits as described in (3) through (9) above (subject to the execution and delivery of a general release and compliance with the restrictive covenants in the agreement) except that the cash payment described in (3) above will equal one time Mr. Arian’s then current annual base salary plus his then current target annual incentive award and Mr. Arian will be entitled to full vesting of his outstanding equity awards and benefits under the ECAP (if any); provided, however, that with respect to performance shares, such vesting will be based on actual performance through the date of the change in control.

Pursuant to the terms of the LTPU Plan and Mr. Arian’s LTPU award, his unvested LTPU award would become vested upon the occurrence of his death or disability or in the event of a change in control and payout of the award, which generally commences in the calendar year including the seventh anniversary of the grant date and occurs in equal annual installments over five years thereafter (unless elected otherwise), would commence on the 60th day following a termination due to death or during the year of disability. Each unit awarded under the LTPU Plan has a total value of $125,000. Mr. Arian was awarded eight units under the LTPU Plan and thus the total value of his vested award is $1,000,000. If Mr. Arian terminates employment prior to his death or disability and not for cause, he is entitled to a lump sum payment based on the years of service completed since the grant date to the extent that the termination occurs at least 13 months following the grant date. Because Mr. Arian’s LTPU award was made in April 2017, however, he would have forfeited the award in the event of such a termination occurring on the last day of fiscal year 2017.

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Mark Arian	Prior to a Change in Control or More than 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Within 12 Months after a Change in Control and Termination Without Cause or With Good Reason	Change of Control	Death or Disability
Equity (excluding performance-based shares)	$427,680	$427,680	$—	$—
Base Salary	450,000	450,000	—	—
Bonus	950,000	950,000	—	—
Health Benefits	45,813	45,813	—	—
LTPU Award(1)	—	—	1,000,000	1,000,000
TOTAL	$1,873,493	$1,873,493	$1,000,000	$1,000,000
(1)	The vesting of Mr. Arian’s LTPU award would accelerate on a change of control or a termination due to death or disability and payout of the award, which generally commences in the calendar year including the seventh anniversary of the grant date and occurs in equal annual installments over five years thereafter (unless elected otherwise) would commence on the 60th day following a termination due to death or on the one-year anniversary of a termination due to disability but would still occur in equal annual installments in accordance with the terms of the LTPU plan.

For purposes of the foregoing employment agreements (as in effect on April 30, 2017), “cause,” “change in control,” “and “good reason,” generally mean the following:

•	“Cause” for purposes of Messrs. Burnison, Rozek, Mulrooney and Arian means:

–	conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges; or

–	reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability; or

–	any material misrepresentation or false statement made by the executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment; or

–	for Messrs. Mulrooney and Arian, material violation of the Company’s material written policies or procedures; or

–	for Mr. Arian, certain representations under the agreement are untrue.

•	“Change in Control” means:

–	an acquisition by any person of beneficial ownership or a pecuniary interest in more than 30% (50% for Mr. Burnison) of the common stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company;

–	the consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (a) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% (50% for Mr. Burnison and for Messrs. Mulrooney and Arian, more than 50%) or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (b) after which no person (other than certain excluded persons) owns more than 30% (50% for Mr. Burnison) of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (c) after which one or more excluded persons own an aggregate amount of Voting Stock of the resulting entity at least equal to the aggregate number of shares of Voting Stock owned by any persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not excluded persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% (50% for Mr. Burnison) of the Voting Stock of the resulting entity;

–	approval by the Board of the Company and (if required by law) by stockholders of the Company of a plan to consummate (or, for Mr. Burnison, consummation of) the dissolution or complete liquidation of the Company; or

–	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board. Notwithstanding the above provisions, no “Change in Control” shall be deemed to have occurred if a Business Combination, as described above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determine that, in substance, no Change in Control has occurred.

•	“Good Reason” for purposes of Mr. Burnison means, if without Mr. Burnison’s prior written consent:

–	the Company materially reduces Mr. Burnison’s duties or responsibilities as Chief Executive Officer or assigns him duties which are materially inconsistent with his duties or which materially impair his ability to function as Chief Executive Officer;

–	the Company reduces Mr. Burnison’s base salary or target annual incentive award under the Company’s annual cash incentive bonus plan (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company);

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–	the Company fails to perform or breaches its obligations under any other material provision of Mr. Burnison’s employment agreement and fails to cure such failure or breach within the period required by Mr. Burnison’s employment agreement;

–	Mr. Burnison’s primary location of business is moved by more than 50 miles, subject to certain exceptions set forth in Mr. Burnison’s employment agreement;

–	the Company reduces Mr. Burnison’s title of Chief Executive Officer or removes him; or

–	the Company fails to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

•	“Good Reason” for purposes of Mr. Rozek means, if without Mr. Rozek’s prior written consent:

–	the Company materially reduces Mr. Rozek’s title, duties or responsibilities as Chief Financial Officer, or removes him;

–	the Company reduces Mr. Rozek’s then current base salary or target award opportunity under the Company’s annual and/or long-term incentive compensation program(s) (in each case, other than as part of an across-the-board reduction (other than relating to Base Salary within the first 12 months of the Term) applicable to all “named executive officers” of the Company (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time) and/or other than as a result of the exercise of the Compensation Committee’s discretion with respect to the long-term incentive compensation program); or

–	Mr. Rozek’s primary location of business is moved by more than 50 miles (other than in connection with a move of the Company’s corporate headquarters).

•	“Good Reason” for purposes of Messrs. Mulrooney and Arian means, if without Mr. Mulrooney’s or Mr. Arian’s prior written consent and subject to the Company’s cure right:

–	The Company materially reduces his duties or responsibilities as Chief Executive Officer, Futurestep or Hay Group, as applicable; or

–	The Company materially reduces his then current base salary or target annual incentive award (other than as part of an across-the-board reduction applicable to all “named executive officers” of the Company); or

–	for Mr. Arian, the Company materially breaches a material term of the Arian Letter Agreement.

Stephen Kaye. Mr. Kaye’s employment with the Company terminated in April 2017 pursuant to a Separation and Release Agreement (the “Separation Agreement”) entered into on March 17, 2017 (the “Agreement Date”). Pursuant to the Separation Agreement and as required by the terms of the Kaye Letter Agreement and Mr. Kaye’s Synergy RSU award agreement, Mr. Kaye, in exchange for his execution of a general release of claims against the Company and continued compliance with certain restrictive covenants, received or will receive, in addition to his accrued compensation, the following additional benefits: (1) an amount in cash equal to one time his base salary paid in equal monthly installments over 12 months ($450,000); (2) reimbursement of COBRA coverage premiums for Mr. Kaye and his covered dependents for up to 18 months ($41,815); (3) a lump sum cash payment equal to $1,000,000 representing full acceleration and settlement of his Retention Award; (4) accelerated vesting of his sign-on equity award (value on settlement of $634,489; and (5) vesting of 12,085 shares of his Synergy RSUs (value on settlement of $391,554).

FISCAL YEAR 2017 COMPENSATION OF DIRECTORS

The compensation of directors, including all restricted stock unit awards, for fiscal 2017 is set forth in the table below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Other Compensation(2)	Total ($)
Doyle N. Beneby	73,329	(3)	119,950	2,464	195,743
William R. Floyd	78,329	(4)	119,950	8,896	207,175
Christina A. Gold	83,329	(5)	119,950	1,784	205,063
Jerry P. Leamon	97,493	(6)	119,950	1,784	219,227
Debra J. Perry	92,493	(7)	119,950	1,784	214,227
George T. Shaheen	193,329	(8)	119,950	15,952	329,231

(1)	Represents the aggregate grant date fair value of awards granted during the fiscal year, calculated in accordance with Accounting Standards Codification, 718, Compensation-Stock Compensation. The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the notes to consolidated financial statements in our Annual Report on Form 10-K for the year ended April 30, 2017. As of April 30, 2017, the aggregate restricted stock units granted to each director was 5,520 restricted stock units representing their annual equity grant.
(2)	Represents dividends on unvested restricted stock units
(3)	Mr. Beneby received a director fee of $65,000 and a prorated annual rate increase of $8,329.
(4)	Mr. Floyd received a director fee of $65,000 plus a prorated annual rate increase of $8,329 and $5,000 for service as an Audit Committee Member during fiscal year 2017.

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(5)	Ms. Gold received a director fee of $65,000 plus a prorated annual rate increase of $8,329 and $10,000 for service as a Nominating Committee Chair during fiscal 2017.
(6)	Mr. Leamon received a director fee of $65,000 plus a prorated annual rate increase of $8,329 and an annual fee of $15,000 plus a prorated rate increase of $4,164 for service as Compensation Committee Chair and $5,000 for service as Audit Committee Member during fiscal year 2017.
(7)	Ms. Perry received a director fee of $65,000 plus a prorated annual rate increase of $8,329 and an annual fee of $15,000 plus a prorated rate increase of $4,164 for her services as Audit Committee Chair during fiscal 2017.
(8)	Mr. Shaheen received an annual fee of $120,000 for his services as Chairman of the Board during fiscal 2017 a director fee of $65,000 plus a prorated annual rate increase of $8,329.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $120,000 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $120,000 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest ten units). Non-employee directors are permitted to defer settlement of their restricted stock units; during fiscal year 2017, Messrs. Shaheen, Floyd and Beneby elected to defer their restricted stock units. The restricted stock unit awards vest on the day before the following annual meeting of stockholders. Additionally, non-employee directors receive each year $65,000 (updated to $75,000 effective for fiscal year 2018) either in cash or in restricted stock units, at their election, on the date of each annual meeting of stockholders. In addition, each member of the Audit Committee receives $5,000 in cash annually, the Audit Committee Chair receives $15,000 ($20,000 effective for fiscal year 2018) in cash annually, the Compensation and Personnel Committee Chair receives $15,000 ($20,000 effective for fiscal year 2018) in cash annually, and the Nominating and Corporate Governance Committee Chair receives $10,000 in cash annually. The Chair of the Board receives $120,000 in cash annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

The Company’s stock ownership guidelines for directors require each non-employee director to own three times their annual cash retainer in Company stock.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	47,825	$15.13	1,794,573
Equity compensation plans not approved by security holders	—	—	—
TOTAL	47,825	$15.13	1,794,573

The values in this table are as of April 30, 2017.

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Proposal No. 4

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. Ernst & Young LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s Restated Certificate of Incorporation nor its Bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice.

If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

REQUIRED VOTE

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote at the Annual Meeting.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.

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AUDIT COMMITTEE MATTERS

FEES PAID TO ERNST & YOUNG LLP

The following table summarizes the fees Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. All services provided by Ernst & Young LLP were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval process (as discussed below).

	2017	2016
Audit fees(1)	$3,909,428	$5,004,277
Audit-related fees(2)	60,000	649,950
Tax fees(3)	865,847	653,187
All other fees	—	—
TOTAL	$4,835,275	$6,307,414

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, for attestation services related to compliance with Section 404 of the Sarbanes-Oxley Act and statutory audits required by governmental agencies for regulatory, legislative and financial reporting requirements.
(2)	Represents fees in FY 2016 for employee benefit plan audit, and in FY 2017 for employee benefit plan audit, S-8 filing, revenue recognition implementation work and proforma work and accounting policy review related to the Hay Group acquisition.
(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance and advice.

Fees paid to Ernst & Young LLP in FY 16 were higher than in FY 17 primarily due to additional services performed by Ernst & Young LLP in FY 16 related to the Hay Group acquisition.

RECOMMENDATION TO APPOINT ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As with previous years, the Audit Committee undertook a review of Ernst & Young LLP in determining whether to select Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018 and to recommend ratification of its selection to the Company’s stockholders. In that review, the Audit Committee utilized a tailored external auditor assessment questionnaire and considered a number of factors including:

•	continued independence of Ernst & Young LLP,

•	length of time Ernst & Young LLP has been engaged by the Company,

•	Senior Management’s assessment of Ernst & Young LLP’s performance,

•	audit and non-audit fees,

•	capacity to appropriately staff the audit,

•	geographic and subject matter coverage,

•	lead Audit Engagement Partner performance,

•	overall performance,

•	qualifications and quality control procedures, and

•	whether retaining Ernst & Young LLP is in the best interests of the Company.

Based upon this review, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the Company and our stockholders to retain Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2018.

In accordance with the Sarbanes-Oxley Act and the related SEC rules, the Audit Committee limits the number of consecutive years an individual partner may serve as the lead audit engagement partner to the Company. The maximum number of consecutive years of service in that capacity is five years. The current lead audit engagement partner is in his 2nd year in that role.

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AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Further, the Audit Committee is afforded the funding and resources it determines appropriate for compensating the independent registered public accounting firm and any advisers it may employ. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to help assure that they do not impair the registered public accounting firm’s independence from the Company. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case by case basis, unless such services fall within a detailed list of services as documented in the Company’s pre-approval policy whereby the Audit Committee has provided pre-approval for specific types of audit, audit-related and tax compliance services within certain fee limitations. The Audit Committee believes the combination of these two approaches results in an effective and efficient procedure to manage the approval of services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative.

All requests or applications for Ernst & Young LLP services are submitted to the Senior Vice President Finance and Corporate Controller and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services and are provided to the Audit Committee for review and approval. All requests or applications for Ernst & Young LLP services receive approval from the Senior Vice President Finance and Corporate Controller, prior to the Audit Committee’s review and approval.

GOVERNANCE INSIGHTS: OVERSIGHT OF ADOPTION OF NEW REVENUE RECOGNITION STANDARD

Q & A WITH DEBRA PERRY, CHAIR OF THE AUDIT COMMITTEE

Question: What role is the Audit Committee playing in Company’s implementation of the new revenue recognition standard?

The Audit Committee is playing an active role in overseeing the Company’s implementation of the new revenue recognition standard. Under the oversight of the Audit Committee, Company management has developed a project plan that includes working sessions to review, evaluate and document the arrangements with customers under its various reporting units to identify potential differences that would result from applying the requirements of the new standard. The Audit Committee meets regularly with management to discuss the outcome of such working sessions and the Company’s progress toward implementing the new standard.

The Audit Committee is also very much focused on how the new standard will affect the Company’s businesses, processes and financial reporting and how the Company’s accounting processes and controls will be affected or will need to be changed. Company management is in the process of developing an updated accounting policy (which has been discussed with the Audit Committee). The Company is utilizing a bottoms-up approach by reviewing its current contracts with customers by various revenue streams, evaluating new disclosure requirements and identifying and implementing appropriate changes to business processes, systems and controls to support revenue recognition and disclosure under the new standard. The Company is still evaluating the impact of ASU No. 2014-09 on its financial statements. Based upon its evaluation to date, capitalization of costs associated with obtaining contracts will have an impact upon adoption of the new standard. The Company expects to finalize the evaluation in upcoming quarters and will provide updates on its progress in future filings.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three non-employee directors, all of whom are “independent” under the applicable listing standards of the NYSE and the applicable rules of the SEC. The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board. A copy of the current Audit Committee Charter is available from the Company’s website, go to www.kornferry.com, select “Investor Relations” from the drop-down menu, then click on the “Corporate Governance” link located in a list on the right side of the page.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent registered public accounting firm.

As part of the oversight process, the Audit Committee met nine times during fiscal 2017. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the year ended April 30, 2017 and the quarters ended July 31, 2016, October 31, 2016 and January 31, 2017;

•	oversaw and discussed with management the Company’s review of internal control over financial reporting;

•	reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with GAAP and present fairly the results of operations and financial position of the Company;

•	discussed with the independent registered public accounting firm the matters required to be communicated to audit committees under applicable standards of the Public Company Accounting Oversight Board;

•	received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence;

•	reviewed and evaluated the performance and quality of the independent registered public accounting firm and its lead audit partner in its determination to recommend the retention of the independent registered public accounting firm, including by assessing the performance of the independent registered public accounting firm from within the Audit Committee and from the perspective of senior management and the internal auditor;

•	considered whether the provision of non-audit services by the registered public accounting firm to the Company is compatible with maintaining the registered public accounting firm’s independence;

•	monitored the Alertline reporting system implemented to provide an anonymous complaint reporting procedure;

•	reviewed the scope of and overall plans for the annual audit and the internal audit program;

•	reviewed new accounting standards applicable to the Company with the Company’s Chief Financial Officer, internal audit department and Ernst & Young LLP;

•	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment and risk mitigation;

•	reviewed the Company’s processes for monitoring compliance with the law and Company policies and Code of Conduct; and

•	reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2017, which it made based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).

The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its review and report on the Company’s internal control over financial reporting as of April 30, 2017. Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2017 for filing with the SEC.

Audit Committee

Debra J. Perry (Chair)
William R. Floyd
Jerry P. Leamon

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Proposal No. 5

APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING STANDARDS

After careful consideration and upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board voted to approve, and to recommend to our stockholders that they approve, amendments to our Restated Certificate of Incorporation (the “Certificate”) to remove supermajority voting standards required for our common stock currently in our Certificate and replace them with majority voting standards, as described below. These amendments are set forth in Proposal No. 5(a) and Proposal No. 5(b) below (together, the “Proposed Certificate Amendments”). The vote required to approve each of the Proposed Certificate Amendments is discussed below. Approval of either of these Proposals is not conditioned upon approval of the other Proposal.

Our Certificate currently contains the following supermajority voting provisions:

•	Future Amendments to the Bylaws. The Certificate states that a supermajority vote is necessary for stockholders to amend the Bylaws. Proposal No. 5(a) proposes to amend the Certificate so that future stockholder-approved amendments to the Bylaws require approval of only a majority of the voting power of the then outstanding shares of voting stock.

•	Action by Written Consent. The Certificate states that a supermajority vote is necessary for stockholders to amend the section of the Certificate that limits when stockholders can act by written consent. Proposal No. 5(b) proposes to amend the Certificate so that amendments to the written consent provision in the Certificate require approval of only a majority of the voting power of the then outstanding shares of voting stock.

REASONS FOR THE PROPOSED CERTIFICATE AMENDMENTS

As a part of our ongoing review of our corporate governance and based on stockholder input, the Board determined that it is in the best interests of the Company and our stockholders to replace supermajority voting standards required for our common stock in our Certificate, as described above, with majority voting standards.

The Board recognizes that supermajority voting standards are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of governance changes or corporate actions. The Board also recognizes that many investors and others have begun to view supermajority voting provisions as conflicting with principles of good corporate governance. For example, some stockholders and commentators argue that supermajority voting standards should be eliminated due to a perception that they could limit a board’s accountability to stockholders or stockholder participation in a company’s corporate governance by allowing the holders of a minority of shares to block action deemed desirable by the holders of a majority of the shares.

After considering the advantages and disadvantages of maintaining supermajority voting standards in our Certificate, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board adopted resolutions setting forth the Proposed Certificate Amendments to remove these supermajority voting standards from our Certificate, declared these Proposed Certificate Amendments advisable, and resolved to submit them to the Company’s stockholders for consideration. It is important to note that if the Proposed Certificate amendments are approved, they will make it easier for one or more stockholders to effect other corporate governance changes in the future.

PROPOSAL No. 5(a): REMOVE SUPERMAJORITY VOTING STANDARD FOR FUTURE AMENDMENTS TO THE BYLAWS APPROVED BY OUR STOCKHOLDERS

Description of Amendment. Currently, Article VI of the Certificate states that in order for stockholders to adopt, alter, amend or repeal any provision of the Bylaws, such action must be approved by the affirmative vote of at least two-thirds of the voting power of the Company’s capital stock entitled to vote thereon.

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Proposal No. 5(a) requests that stockholders approve an amendment to the supermajority voting standard in Article VI of the Certificate that replaces the reference to “66 and 2/3 percent” with “the majority” and clarifies that the majority voting standard is based on the number of shares then outstanding. As a result, Proposal No. 5(a) proposes to amend the Certificate so that future amendments to the Bylaws can be approved by a majority of the voting power of the then outstanding shares of voting stock.

In addition, the Board has approved a conforming amendment to Article V, Section 7 of the Bylaws, which currently provides that in order for stockholders to alter, amend or repeal the Bylaws, such action must be approved by the affirmative vote of at least two-thirds of the voting power of the Company’s outstanding shares. This amendment to the Bylaws approved by the Board would replace the two-thirds voting standard with the same majority vote standard proposed for Article VI of the Certificate, and will become effective if stockholders approve the Proposed Certificate Amendment set forth in Proposal No. 5(a) following the effectiveness of that amendment.

Vote Required to Approve. Under Delaware law, the affirmative vote of the holders of 66 and 2/3 percent of the voting power of the common stock entitled to vote thereon is required to approve Proposal No. 5(a).

PROPOSAL No. 5(b): REMOVE SUPERMAJORITY VOTING STANDARD TO AMEND ACTION BY WRITTEN CONSENT RIGHT

Description of Amendment. Currently, Article XIV of the Certificate states that stockholder action by written consent can only be taken if the action to be effected by written consent of the stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors. The last sentence in Article XIV further states that any proposal to amend, repeal or adopt any provision inconsistent with Article XIV requires the affirmative vote of at least 66 and 2/3 percent in voting power of the then outstanding voting stock of the Company. Proposal No. 5(b) requests that stockholders approve an amendment to delete the last sentence under Article XIV. As a result, as set forth in Delaware law, amendments to the written consent provision in Article XIV of the Certificate would require approval of a majority of the voting power of the then outstanding shares of voting stock.

Vote Required to Approve. Under Delaware law, the affirmative vote of at least 66 and 2/3 percent in voting power of the then outstanding voting stock, voting together as a single class, is required to approve Proposal 5(b).

ADDITIONAL INFORMATION

The full text of the Proposed Certificate Amendments, in each case marked to show the proposed deletions and insertions, is set forth in Appendix A to this Proxy Statement. The general description of provisions of our Certificate and the Proposed Certificate Amendments set forth herein are qualified in their entirety by reference to the text of Appendix A.

If any Proposed Certificate Amendment is approved by our stockholders, such amendment will become effective upon the filing of a certificate of amendment with respect to such amendment with the Secretary of State of the State of Delaware, which is expected to occur prior to our 2018 Annual Meeting of Stockholders. If any Proposed Certificate Amendment does not receive the required level of stockholder approval, it will not be implemented and the Company’s current voting standards relating to such Proposed Certificate Amendment will remain in place.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends that you vote your shares “FOR” the approval of each proposed Certificate amendment to remove supermajority voting standards.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 4, 2017, the beneficial ownership of common stock of the Company of each director and each nominee for director, each named executive officer, and the holdings of all directors and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is c/o Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Amount Beneficially
Owned and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class(1)
Mark Arian	[•]		*%
Doyle N. Beneby	[•]		*
William R. Floyd	[•]		*
Christina A. Gold	[•]		*
Jerry P. Leamon	[•]		*
Angel R. Martinez	[•]		*
Debra J. Perry	[•]		*
George T. Shaheen	[•]		*
Gary D. Burnison	[•]		*
Robert P. Rozek	[•]		*
Byrne Mulrooney	[•]		*
Stephen D. Kaye	[•]		*
All directors and executive officers as a group (11 persons)	[•]		[•]%
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	6,549,536	(2)	[•]%
The Vanguard Group
100 Vanguard Boulevard, Malvern, PA 19355	4,547,142	(3)	[•]%
HG (Bermuda) Limited
9 Par-la-Ville Road, Hamilton, Bermuda HM 08	3,975,152	(4)	[•]%
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road, Austin, TX 78746	3,321,048	(5)	[•]%
*	Designated ownership of less than 1% of the Company’s outstanding common stock.
(1)	Applicable percentage of ownership is based upon [•] shares of common stock outstanding as of August 4, 2017, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable within 60 days of August 4, 2017. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 12, 2017 which indicates that Blackrock, Inc. has sole voting power with respect to 6,434,815 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 6,549,536 shares and shared dispositive power with respect to 0 shares.
(3)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2017, which indicates that Vanguard has sole voting power with respect to 94,855 shares, shared voting power with respect to 6,232 shares, sole dispositive power with respect to 4,448,719 shares and shared dispositive power with respect to 98,423 shares.
(4)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G filed by HG (Bermuda) Limited (“HG”) with the SEC on February 2, 2017, which indicates that HG has sole voting power with respect to 3,975,152 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,975,152 shares and shared dispositive power with respect to 0 shares.
(5)	The information regarding the number of shares beneficially owned was obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2017, which indicates that Dimensional has sole voting power with respect to 3,181,896 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,321,048 shares and shared dispositive power with respect to 0 shares.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

(1)	The election of the eight directors nominated by our Board and named in this Proxy Statement to serve on the Board until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal;

(2)	A non-binding advisory resolution to approve the Company’s executive compensation;

(3)	A non-binding advisory resolution on the frequency of future votes to approve the Company’s executive compensation;

(4)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year; and

(5)	Amendments to our Restated Certificate of Incorporation to (a) remove the supermajority voting standard for future amendments to our Bylaws approved by our stockholders and (b) to remove the supermajority voting standard to amend action by written consent right.

HOW DOES THE BOARD RECOMMEND I VOTE ON EACH OF THE PROPOSALS?

The Board unanimously recommends that you vote your shares:
•	“FOR” the election of the eight directors nominated by the Board and named in this Proxy Statement to serve on the Board until the 2018 Annual Meeting of Stockholders;

•	“FOR” the approval, on an advisory basis, of the Company’s executive compensation;

•	“ONE YEAR”, on an advisory basis, for the frequency of future votes to approve the Company’s executive compensation;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year; and

•	“FOR” each of the proposed amendments to of our Restated Certificate of Incorporation to remove supermajority voting standards.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of the Company’s common stock as of the close of business on August 4, 2017, the Record Date, are entitled to vote at the Annual Meeting.

WHO CAN ATTEND THE ANNUAL MEETING?
Attendance at the Annual Meeting will be limited to stockholders of the Company as of the Record Date (or their authorized representatives). If your shares are held by a bank, broker or other nominee, please bring to the Annual Meeting your bank or broker statement evidencing your beneficial ownership of Company stock to gain admission to the Annual Meeting. Stockholders who plan to attend the Annual Meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of the Record Date.

HOW MANY VOTES IS EACH SHARE OF COMMON STOCK ENTITLED TO?

Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were [•] shares of Company common stock issued and outstanding.

HOW DO I VOTE?

You can vote in person at the Annual Meeting or by proxy.

HOW DO I VOTE BY PROXY?

There are three ways to vote by proxy:

(1)	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Notice or proxy card;

(2)	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

(3)	By Mail—If you received your proxy materials by mail, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you submit a proxy without indicating your instructions, your shares will be voted as follows:

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• “FOR” the election of the eight directors nominated by the Board and named in this Proxy Statement to serve on the Board until the 2018 Annual Meeting of Stockholders;

• “FOR” the approval, on an advisory basis, of the Company’s executive compensation;

• “ONE YEAR”, on an advisory basis, for the frequency of future votes to approve the Company’s executive compensation;

• “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year; and

• “FOR” each of the proposed amendments to our Restated Certificate of Incorporation to remove the supermajority voting standards.

CAN I REVOKE MY PROXY AFTER I HAVE SUBMITTED IT?

Yes, once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1) Sending a written revocation to the Corporate Secretary;

(2) Submitting a later dated proxy; or

(3) Attending the Annual Meeting and voting in person.

WHO WILL COUNT THE VOTES?

Representatives of Broadridge will count the votes and act as the inspector of election at the Annual Meeting.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL INSTEAD OF A FULL SET OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the SEC we are making this Proxy Statement available to our stockholders electronically via the Internet. On or about August [•], 2017, we will mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of our common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2017 Annual Report. The Notice also contains instructions on how to request a paper copy of the Proxy Statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of the Annual Meeting.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR MORE THAN ONE SET OF PRINTED PROXY MATERIALS?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date, and return a proxy card or voting card for each account.

WHAT IF I OWN SHARES THROUGH THE COMPANY’S 401(K) PLAN?

If you own shares that are held in our 401(k) plan, the trustees of the 401(k) plan will vote those shares.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND AS A “BENEFICIAL OWNER”?

You are a “beneficial owner” if your shares are held in a brokerage account, including an Individual Retirement Account, by a bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting. Your broker, bank or other nominee has provided you with voting instructions.

You are a “stockholder of record” if your shares are registered directly in your name with the Company’s transfer agent.

WHAT IF A BENEFICIAL OWNER DOES NOT PROVIDE THE STOCKHOLDER OF RECORD WITH VOTING INSTRUCTIONS FOR A PARTICULAR PROPOSAL?

If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. “Broker non-votes” are shares held by a broker, bank or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares that constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the appointment of the independent registered public accounting firm, the broker, bank or other nominee has discretionary authority and therefore is permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you. Election of directors, the advisory vote to approve the Company’s executive compensation, the advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation, and the amendments to the Company’s Restated Certificate of Incorporation are not considered “routine” matters and as a result, your broker,

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bank or other nominee will not have discretion to vote on these matters at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

WHAT IS THE REQUIREMENT TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock. A quorum must be present in person or represented by proxy at the Annual Meeting for business to be conducted. As discussed below, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

HOW ARE VOTES COUNTED?

Shares of common stock that reflect abstentions are treated as present and entitled to vote for the purposes of establishing a quorum. Abstentions will have no effect on director elections, but will have the effect of a vote against all other proposals. Shares of common stock that reflect broker non-votes are treated as present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH PROPOSAL?

For Proposal No. 1, in uncontested elections, directors are elected by a majority of the votes cast, meaning that each nominee must receive a greater number of shares voted “for” such nominee than the shares voted “against” such nominee. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Company’s Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results were certified, the Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale behind it. In a contested election—a circumstance we do not anticipate—director nominees are elected by a plurality vote. Abstentions and broker non-votes will not affect the outcome of the election of directors.

For Proposals No. 2 and 4 to be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal, whereas in the case of Proposal No. 3, the frequency that receives the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal will constitute the advisory recommendation of the Company’s stockholders. In determining the outcome of Proposals No. 2, 3 and 4, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

For Proposal No. 5(a), to amend the Certificate to remove the supermajority voting standard for future amendments to the Bylaws approved by our stockholders, to be approved, under Delaware law the proposal must receive the affirmative vote of the holders of 66 and 2/3 percent of the voting power of the common stock entitled to vote thereon. Abstentions and broker non-votes will have the effect of a negative vote against Proposal No. 5(a).

For Proposal No. 5(b), to amend the Certificate to remove the supermajority voting standard to amend action by written consent right, to be approved, under Delaware law the proposal must receive the affirmative vote of at least 66 and 2/3 percent in voting power of the then outstanding voting stock, voting together as a single class. Abstentions and broker non-votes will have the effect of a negative vote against Proposal No. 5(b).

WHAT HAPPENS IF ADDITIONAL MATTERS (OTHER THAN THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT) ARE PRESENTED AT THE ANNUAL MEETING?

The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your proxy gives Gary D. Burnison and Robert P. Rozek authority to vote on those matters in their discretion.

WHO WILL BEAR THE COST OF THE PROXY SOLICITATION?

The entire cost of the proxy solicitation will be borne by the Company. We hired D.F. King. to assist in the distribution of proxy materials and solicitation of votes for approximately $20,000 plus reimbursement of any out of pocket expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

WHO IS MAKING THE SOLICITATION IN THIS PROXY STATEMENT?

Korn Ferry is soliciting your vote with this proxy statement.

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OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 1, 2015, the Company completed its acquisition of all the issued and outstanding shares and non-interest bearing convertible preferred equity certificates of HG (Luxembourg) S.à.r.l pursuant to that certain Stock Purchase Agreement dated as of September 23, 2015 (the “Purchase Agreement”), by and between HG (Bermuda) Limited (“HG Bermuda”) and the Company. Pursuant to the Purchase Agreement, the Company paid HG Bermuda an aggregate purchase price of approximately $477 million, consisting of (a) approximately $259 million in cash, net of estimated acquired cash and after giving effect to estimated purchase price adjustments as described in the Purchase Agreement, and (b) 5,922,136 shares of the Company’s common stock, representing an aggregate value of $200 million based on the volume weighted average price of the Company’s common stock on the NYSE on each of the 20 consecutive trading days ending on September 21, 2015 ($218 million based on the closing price of the Company’s common stock on the NYSE on November 30, 2015). 835,011 of such shares were placed into an escrow account at the closing to secure HG Bermuda’s indemnification obligations under the Purchase Agreement. On December 2, 2016, the shares that were placed into escrow were released from escrow to HG Bermuda. Mr. Stephen Kaye (the former Chief Executive Officer of legacy Hay Group and former Chief Executive Officer of the Company’s combined LTC Hay segment), has a 2.5% economic interest in the consideration received by HG Bermuda in the acquisition, including the Company shares released from escrow on December 1, 2016.

Except as described above, to our knowledge, since the beginning of fiscal year 2017, the Company has not entered into or proposed to enter into any transaction with any executive officer, director or director nominee, beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

RELATED PERSON TRANSACTION APPROVAL POLICY

In June 2009, the Board adopted a written amended and restated policy for the review and approval of all transactions with related persons, pursuant to which the Audit Committee must review the material facts of, and either approve or disapprove the Company’s entry into, any transaction, arrangement or relationship or any series thereof in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity). For purposes of this policy, a “related person” is any person who is or was since the beginning of the Company’s most recently completed fiscal year an executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing. As provided for in the policy, the Audit Committee has reviewed and pre-approved the entry into certain types of related person transactions, including without limitation the employment of executive officers and director compensation. In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is less than $1,000,000; no such transaction was considered or approved during the Company’s fiscal year 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and greater than ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company in fiscal year 2017 and the representations of reporting persons, all of the filings by the Company’s directors, officers and beneficial owners of more than ten percent of the Company’s common stock were filed on a timely basis during fiscal 2017.

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ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders for fiscal 2017, which includes the Company’s Annual Report on Form 10-K for the year ended April 30, 2017 (excluding the exhibits thereto) will be made available to stockholders at the same time as this Proxy Statement. Our 2017 Annual Report and Proxy Statement are posted on our website at www.kornferry.com. If any person who was a beneficial owner of the common stock of the Company on August 4, 2017 desires a complete copy of the Company’s Form 10-K, including the exhibits thereto, he/she/it will be provided with such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of August 4, 2017 and should be directed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Company’s Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or to corporatesecretary@kornferry.com. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. The Company’s Board of Directors will endeavor to promptly respond to all appropriate communications and encourages all stockholders and interested persons to use the aforementioned email and mailing address to send communications relating to the Company’s business to the Board and its members.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR CONSIDERATION AT THE 2018 ANNUAL MEETING

If a stockholder wishes to submit a proposal for consideration at the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing and received at Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary, no later than [•], 2018. Each stockholder proposal must comply with the Exchange Act, the rules and regulations thereunder, and the Company’s bylaws as in effect at the time of such notice. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.

The Company’s bylaws also establish an advance notice procedure with regard to nominating persons for election to the Board and proposals of other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an annual meeting of stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2018 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than the close of business on June 29, 2018, nor earlier than the close of business on May 30, 2018; provided however, that in the event that the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2017 Annual Meeting of Stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming the nominees for the additional directorships, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A stockholder notice should be sent to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2018 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filing with the SEC or by writing our Corporate Secretary at the address identified above.

2017 Proxy Statement	71

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STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request, either in writing or by phone, by contacting the Company at Korn/ Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or at (310) 552-1834, and we will promptly send you the materials you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for the purposes of this year’s Annual Meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Corporate Secretary at the telephone number noted previously if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors,

Jonathan Kuai

General Counsel and Corporate Secretary

August [•], 2017

2017 Proxy Statement	72

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Annex A

Set forth below is the text of the provisions of our Certificate proposed to be amended by Proposals No. 5(a) and No. 5(b). Additions are indicated by double underlining and deletions are indicated by strike-through.

*****

PROPOSAL No. 5(a): REMOVE SUPERMAJORITY VOTING STANDARD FOR FUTURE AMENDMENTS TO BYLAWS APPROVED BY OUR STOCKHOLDERS

PROPOSED AMENDMENT TO ARTICLE VI: Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise; provided, however, that the affirmative vote of ~~66 and 2/3 percent~~ the majority of the voting power of the then outstanding voting ~~capital~~ stock of the Corporation ~~entitled to vote thereon~~ shall be required for stockholders to adopt, amend, alter or repeal any provision of the Bylaws of the Corporation.

PROPOSAL No. 5(b): REMOVE SUPERMAJORITY VOTING STANDARD TO AMEND ACTION BY WRITTEN CONSENT

PROPOSED AMENDMENT TO ARTICLE XIV: Action by written consent of stockholders prohibited

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of the stockholders may be effected by written consent of the stockholders in lieu of a meeting of the stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation. ~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 and 2/3 percent in voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article XIV.~~

2017 Proxy Statement	A-1

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KORN FERRY®

Executive Search | HayGroup | Futurestep

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Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 26, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 26, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Doyle Beneby	☐	☐	☐
1B Gary D. Burnison	☐	☐	☐
1C William R. Floyd	☐	☐	☐
1D Christina A. Gold	☐	☐	☐
1E Jerry P. Leamon	☐	☐	☐
1F Angel R. Martinez	☐	☐	☐
1G Debra J. Perry	☐	☐	☐
1H George T. Shaheen	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 4, 5(a), 5(b) and ONE YEAR for proposal 3.

	For	Against	Abstain
2. Advisory (non-binding) resolution to approve the Company's executive compensation.	☐	☐	☐

	1 year	2 years	3 years	Abstain
3. To recommend, by non-binding vote, the frequency of votes to approve the Company's executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the Company's 2018 fiscal year.	☐	☐	☐
5a. Approve amendments to the Company's Restated Certificate of Incorporation to remove the supermajority voting standard for future amendments to the Company's Bylaws approved by stockholders.	☐	☐	☐
5b. Approve amendments the Company's Restated Certificate of Incorporation to remove the supermajority voting standard to amend action by written consent right.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000342385_1 R1.0.1.15

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

---

KORN/FERRY INTERNATIONAL
2017 Annual Meeting of Stockholders
September 27, 2017 8:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary D. Burnison and Robert P. Rozek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Korn/Ferry International (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on September 27, 2017 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSALS 2, 4, 5(a) and 5(b) AND FOR "ONE YEAR" FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000342385_2 R1.0.1.15